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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.          )

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Filed by a Party other than the Registrant ☐
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☒	Definitive Proxy Statement
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☐	Soliciting Material Pursuant to §240.14a-12

SEALY CORPORATION
(Name of Registrant as Specified In Its Charter)
N/A
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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SEALY CORPORATION
ONE OFFICE PARKWAY
TRINITY, NORTH CAROLINA 27370

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To Be Held April 22, 2009

March 23, 2009

To our stockholders:

        On behalf of your board of directors, we are pleased to invite you to attend the 2009 annual meeting of stockholders of Sealy Corporation. The meeting will be held on Wednesday, April 22, 2009 at 9:00 a.m., local time, at the Grandover Resort & Conference Center, 1000 Club Road, Greensboro, North Carolina 27407.

        At the meeting, you will be asked to:

  (1)
  Elect seven directors listed herein to serve until their successors are duly elected and qualified;

  (2)
  Ratify the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for the fiscal year ending November 29, 2009; and

  (3)
  Transact any other business properly brought before the meeting and any adjournment or postponement thereof.

        Sealy Corporation's board of directors set March 16, 2009 as the record date for the meeting. This means that owners of record of shares of Sealy common stock at the close of business on that date are entitled to:

  •
  notice of and to vote at the meeting, and

  •
  vote at the meeting and any adjournment or postponements of the meeting.

        We urge each stockholder to sign and return the enclosed proxy card or to use telephone or Internet voting.

Sincerely,

Kenneth L. Walker Senior Vice President, General Counsel & Secretary

This Notice of Annual Meeting, Proxy Statement and accompanying proxy card are being distributed on or about March 23, 2009

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SEALY CORPORATION
ONE OFFICE PARKWAY
TRINITY, NORTH CAROLINA 27370

PROXY STATEMENT
For the Annual Meeting of Stockholders to be Held on
April 22, 2009

GENERAL INFORMATION ABOUT SEALY'S ANNUAL MEETING

        We are providing this proxy statement in connection with the solicitation by the board of directors of Sealy Corporation ("Sealy") of proxies to be voted at our 2009 annual meeting of stockholders and at any adjournment or postponement of the annual meeting. You are cordially invited to attend the annual meeting, which will be held at the Grandover Resort & Conference Center, 1000 Club Road, Greensboro, North Carolina 27407, on Wednesday, April 22, 2009 at 9:00 a.m., local time. For directions to our annual meeting, please call the Grandover Resort and Conference Center at (336)294-1800 or visit its website www.grandover.com.

Stockholders Entitled to Vote

        The record date for the annual meeting is March 16, 2009. Only stockholders of record as of the close of business on that date are entitled to notice of and to vote at the annual meeting. On March 16, 2009, there were 92,108,912 shares of common stock outstanding.

Required Vote

        The presence in person or by proxy of the holders of a majority of the shares outstanding on the record date is necessary to constitute a quorum for the transaction of business at the meeting. Each stockholder is entitled to one vote, in person or by proxy, for each share of common stock held as of the record date on each matter to be voted on. Abstentions and broker non-votes are included in determining whether a quorum is present. A broker non-vote occurs when a nominee holding shares for a beneficial owner does not vote on a particular proposal because the nominee does not have discretionary power with respect to that item and has not received instructions from the beneficial owner.

        Directors will be elected by a plurality of the votes present in person or represented by proxy and entitled to vote at the annual meeting. Thus, an abstention or broker non-vote will have no effect on the outcome of the vote on election of directors at the annual meeting. For the ratification of the appointment of Deloitte & Touche LLP and any other matters that may be brought before the meeting, the affirmative vote of a majority of the votes present in person or represented by proxy and entitled to vote at the annual meeting is required.

        As of March 16, 2009, affiliates of Kohlberg Kravis Roberts & Co. L.P., or KKR, beneficially own and have the right to vote approximately 50.6% of the outstanding shares of our common stock and have advised us that they intend to vote all such shares in favor of the nominees for director and ratification of Deloitte & Touche LLP. As a result, we are assured a quorum at the annual meeting, the election of the directors and the ratification of the appointment of Deloitte & Touche LLP.

 BOARD RECOMMENDATIONS AND APPROVAL REQUIREMENTS

        Delaware law and Sealy's certificate of incorporation and by-laws govern the vote on each proposal. The board of directors' recommendation is set forth together with the description of each item in this proxy statement. In summary, the board of directors' recommendations and approval requirements are:

PROPOSAL 1.    ELECTION OF DIRECTORS

        The first item to be voted on is the election of seven directors listed herein to serve until their successors are duly elected and qualified. The board of directors has nominated seven people as directors, six of whom are currently serving as directors of Sealy.

        You may find information about these seven nominees, beginning on Page 4.

        You may vote in favor of all the nominees, withhold your votes as to all nominees, or withhold your votes as to specific nominees. Assuming a quorum, each share of common stock may be voted for as many nominees as there are directors to be elected. Directors will be elected by a plurality of the votes cast. Stockholders may not cumulate their votes. Abstentions and broker non-votes will have no effect on the outcome of the vote on election of directors at the annual meeting.

The board of directors unanimously recommends a vote FOR each director nominee.

PROPOSAL 2.    RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

        The second item to be voted on is the ratification of the appointment of Deloitte & Touche LLP as Sealy's independent registered public accounting firm for the fiscal year ending November 29, 2009.

        You may find information about this proposal beginning on Page 6.

        You may vote in favor of the proposal, vote against the proposal or abstain from voting. Assuming a quorum, the proposal will pass if approved by a majority of the shares present in person or represented and entitled to vote on the matter. Abstentions will have the same effect as votes against the proposal and broker non-votes will have no effect on the outcome of the vote.

        The board of directors unanimously recommends a vote FOR the ratification of the appointment of Deloitte & Touche LLP as Sealy's independent registered public accounting firm.

OTHER MATTERS TO COME BEFORE THE ANNUAL MEETING

        The board of directors is not aware of any other business to be presented for a vote of the stockholders at the annual meeting. If any other matters are properly presented for a vote, the people named as proxies will have discretionary authority, to the extent permitted by law, to vote on such matters according to their best judgment.

PROXIES AND VOTING PROCEDURES

        Your vote is important and you are encouraged to vote your shares promptly.

How Proxies are Voted

        You may vote by completing and mailing the enclosed proxy card; electronically by telephone or on the Internet by following instructions included on the proxy card; or by voting in person at the annual meeting. Each proxy will be voted as directed. However, if a proxy solicited by the board of directors does not specify how it is to be voted, it will be voted as the board of directors recommends—that is, FOR the election of the seven nominees for director named in this proxy statement and FOR the ratification of the appointment of Deloitte & Touche LLP as Sealy's independent registered public accounting firm for fiscal year ending November 29, 2009. If any other matters are properly presented at the annual meeting for consideration, such as consideration of a motion to adjourn the annual meeting to another time or place, the persons named as proxies will have discretion to vote on those matters according to their best judgment to the same extent as the person delivering the proxy would be entitled to vote. At the date this proxy statement went to press, we did not anticipate that any other matters would be raised at the annual meeting.

How to Revoke or Change Your Proxy

        If you submit a proxy and then wish to change your vote or vote in person at the annual meeting, you will need to revoke the proxy that you have submitted. You can revoke your proxy at any time before it is voted by delivery of a properly executed, later-dated proxy or a written revocation of your proxy. A later-dated proxy or written revocation must be received before the annual meeting by the Corporate Secretary of Sealy, Kenneth L. Walker, at One Office Parkway, Trinity, North Carolina 27370, or it must be delivered to the Corporate Secretary at the annual meeting before proxies are voted. You will be able to change your proxy as many times as you wish prior to its being voted at the annual meeting and the last proxy received chronologically will supersede any prior proxies.

Method and Cost of Proxy Solicitation

        This proxy solicitation is being made on behalf of Sealy. The expense of preparing, printing and mailing this proxy statement is being paid by Sealy. Proxies may be solicited by officers, directors and employees of Sealy in person, by mail, telephone, facsimile or other electronic means. We will not specially compensate those persons for their solicitation activities. We have hired Georgeson Shareholder Communications to distribute and solicit proxies. We will pay Georgeson Shareholder Communications a fee of $1,200, plus reasonable expenses, for these services. In accordance with the regulations of the Securities and Exchange Commission and the New York Stock Exchange, we will reimburse brokerage firms and other custodians, nominees and fiduciaries for their expense incurred in sending proxies and proxy materials to beneficial owners of our common stock.

Stockholder Director Nominations and Proposals for the 2010 Annual Meeting

        Any proposal to be presented at our 2010 Annual Meeting of Stockholders must be received at the Company's principal office no later than November 23, 2009, in order to be considered for inclusion in the Company's proxy materials for such meeting. Any such proposals must comply with the requirements of Rule 14a-8 under the Exchange Act of 1934, as amended, or the Exchange Act, and be submitted in writing and addressed to the attention of the Corporate Secretary at One Office Parkway, Trinity, North Carolina 27370.

        In accordance with our bylaws, proposals of stockholders intended to be presented at our 2010 Annual Meeting of Stockholders without inclusion of such proposals in our proxy statement and form of proxy relating to that meeting must be received by us at the above address not less than sixty days nor more than ninety days prior to the meeting; provided, that in the event that less than seventy days notice or prior public announcement of the date of the meeting is given or made to stockholders, notice by the stockholder to be timely must be so received not later than the tenth day following the date on which such notice of the date of the annual meeting was mailed or such public announcement was made.

 PROPOSAL ONE

ELECTION OF DIRECTORS

        The first agenda item to be voted on is the election of seven directors to serve until their successors are duly elected and qualified.

General Information

        The board of directors currently consists of seven directors. Directors are generally elected for one-year terms. The term of office for all current directors expires at the annual meeting and thereafter until the person's successor has been duly elected and qualified.

        This year's nominees have been nominated to serve for a one-year term expiring at the 2010 annual meeting of stockholders and thereafter until the person's successor has been duly elected and qualified. We have inquired of the nominees and determined that they will serve if elected. If, for any reason, any nominee becomes unavailable for election and the board of directors selects a substitute nominee, the proxies will be voted for the substitute nominee selected by the board of directors. The board of directors has no reason to believe that any of the named nominees is not available or will not serve if elected.

        Six of the nominees are current directors of Sealy. Mr. Scott M. Stuart, who has been one of our directors for five years, has indicated that, because of his other interests, he would prefer not to stand for re-election as a director this year and will resign when a new director is duly elected and qualified. As a result, based on the recommendation of a non-management director, our nominating/corporate governance committee has recommended, and our board of directors nominated, Mr. Andrew J. Bellas for election as a director. A description of the background of each director nominee is set forth below.

Nominees for Election at the Annual Meeting

Name	Age	Position
Andrew J. Bellas	27	Director
Brian F. Carroll	37	Director
James W. Johnston	62	Director
Gary E. Morin	60	Director
Dean B. Nelson	50	Director
Paul J. Norris	61	Director, Non-Executive Chairman
Richard W. Roedel	59	Director

        Andrew J. Bellas.    Mr. Bellas, age 27, is a principal with KKR, where he has been employed since 2005. From 2003 to 2005, Mr. Bellas was in the Mergers & Acquisition Group of Morgan Stanley. He is not currently a director of our company.

        Brian F. Carroll.    Mr. Carroll, age 37, has been a member of KKR since January 2006 and, before that, an executive of KKR since July 1999. From September 1997 to June 1999, Mr. Carroll earned an M.B.A. at Stanford University Graduate School of Business. Before attending business school, from March 1995 to July 1997, he was an executive of KKR. Mr. Carroll is also a member of the Board of Directors of Rockwood Specialties Group, Inc. and Harman International Industries Inc. He has been a director of our company since April 2004.

        James W. Johnston.    Mr. Johnston, age 62, has been President and Chief Executive Officer of Stonemarker Enterprises, Inc., a consulting and investment company, since 1996. Mr. Johnston was Vice Chairman of RJR Nabisco, Inc., a diversified manufacturer of consumer products, from 1995 to 1996. He also served as Chairman and CEO of R. J. Reynolds Tobacco Co. from 1989 to 1995,

Chairman of R. J. Reynolds Tobacco Co. from 1995 to 1996 and Chairman of R. J. Reynolds Tobacco International from 1993 to 1996. Mr. Johnston served on the board of RJR Nabisco, Inc. and RJR Nabisco Holdings Corp. from 1989 to 1996. From 1984 until joining Reynolds, Mr. Johnston was Division Executive, Northeast Division, of Citibank, N.A., a subsidiary of Citicorp, where he was responsible for Citibank's New York Banking Division, its banking activities in upstate New York, Maine and Mid-Atlantic regions, and its national student loan business. Mr. Johnston is also a member of the Board of Directors of Lance, Incorporated, a snack food company. He has been a director of our company since March 1993.

        Gary E. Morin.    Mr. Morin, age 60, was the Vice President and Chief Financial Officer of Lexmark International, Inc., a laser and ink jet printer and supplies company, from 1996 to 2000 and Executive Vice President and Chief Financial Officer from 2000 to 2005, where in addition to corporate finance functions, he was responsible for Lexmark's corporate communications, strategy and security functions. He retired in 2006 as Executive Vice President. Prior to joining Lexmark he held senior financial and operating positions with Huffy Corporation and Tambrands. He currently serves on the Board of Directors and is Chairman of the Audit Committee of Citrix Systems, Inc., a global leader in application delivery infrastructure, and is also a director and on the Audit Committee of infoGROUP Inc., a leading provider of business and consumer data bases. He has been a director of our company since July 2006.

        Dean B. Nelson.    Mr. Nelson, age 50, has been Chief Executive Officer of Capstone Consulting LLC, a strategic consulting firm, since March 2000. He is also Chairman, CEO, President and a director of PRIMEDIA Inc., a targeted media company. From August 1985 to February 2000, Mr. Nelson was employed by Boston Consulting Group, Inc., a strategic consulting firm, where he was a Senior Vice President from December 1998 to February 2000 and held various other positions from August 1985 to November 1998. He has been a director of our company since April 2004.

        Paul J. Norris.    Mr. Norris, age 61, was elected our Non-Executive Chairman in March 2008. He was the non-executive Chairman of W.R. Grace & Co., a specialty chemical and materials company, from May 2005 until January 2008, and has performed advisory services for KKR since 2001. He was Chief Executive Officer of W.R. Grace from 1998 through May 2005 and was also Chairman of W.R. Grace from 1999 through May 2005 (W.R. Grace filed for bankruptcy under Chapter 11 of the United States Bankruptcy Code in April 2001). He currently serves on the Board of Directors of W.R. Grace & Co., FMC Corporation, a diversified chemical company, and Nalco Corporation, a water, energy, air and process technologies and service company. He has been a director of our company since January 2006.

        Richard W. Roedel.    Mr. Roedel, age 59, is currently a director and Chairman of the Audit Committee of Brightpoint, Inc., a wireless product distribution company, Luna Innovations Incorporated, which develops and manufactures new-generation products for the healthcare, telecommunications, energy and defense markets, Broadview Networks, Inc., a business communications provider, and Lorillard, Inc., a tobacco company. He is also a director and Audit Committee member for IHS, Inc., a business software company providing global critical information. From 1985 through 2000, Mr. Roedel was employed by the accounting firm BDO Seidman LLP, the U.S. member firm of BDO International, as an Audit Partner, being promoted in 1990 to Managing Partner in Chicago, and then to Managing Partner in New York in 1994, and finally in 1999 to Chairman and Chief Executive. Mr. Roedel joined the Board of Directors of Take-Two Interactive Software, Inc., a publisher of video games, in November 2002 and served in various capacities with that company through June 2005 including Chairman and Chief Executive Officer. Mr. Roedel is a director of the Association of Audit Committee Members, Inc., a non-profit association of audit committee members dedicated to strengthening the audit committee by developing best practices. Mr. Roedel is a Certified Public Accountant. He has been a director of our company since August 2006.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT STOCKHOLDERS VOTE "FOR" THE NOMINEES LISTED ABOVE.

 PROPOSAL TWO

RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED
PUBLIC ACCOUNTING FIRM

        The second agenda item to be voted on is the ratification of the appointment of Deloitte & Touche LLP as independent registered public accounting firm for the fiscal year ending November 29, 2009.

        The audit committee of the board of directors has appointed Deloitte & Touche LLP to audit our consolidated financial statements for the fiscal year ending November 29, 2009. We are asking our stockholders to ratify the appointment of Deloitte & Touche LLP as our independent registered public accounting firm. Although stockholder ratification of the appointment is not required, the board of directors is submitting the appointment of Deloitte & Touche LLP to our stockholders for ratification as a matter of good corporate practice.

        Even if the appointment is ratified, the audit committee may in its discretion select a different independent registered public accounting firm at any time during the year if it determines that such a change would be in the best interests of Sealy and our stockholders. If the appointment is not ratified by our stockholders, the audit committee will reconsider the appointment.

        A representative of Deloitte & Touche LLP is expected to attend the annual meeting and be available to respond to appropriate questions. The representative will be afforded an opportunity to make a statement, if he or she desires to do so.

        THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT STOCKHOLDERS VOTE "FOR" RATIFICATION OF THE APPOINTMENT OF DELOITTE & TOUCHE, LLP AS SEALY'S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM.

 OTHER MATTERS

        As of the date of this proxy statement, we know of no business that will be presented for consideration at the annual meeting other than the items referred to above. If any other matter is properly brought before the annual meeting for action by stockholders, proxies in the enclosed form returned to Sealy will be voted in accordance with the recommendation of the board of directors, or in the absence of such a recommendation, in accordance with the judgment of the proxy holder.

CORPORATE GOVERNANCE AND RELATED MATTERS

Director Independence

        KKR beneficially owns and has the right to vote over 50% of the outstanding shares of our common stock. As a result, we avail ourselves of the "controlled company" exception under the New York Stock Exchange ("NYSE") rules which eliminates the requirements that we have a majority of independent directors on our board of directors, compensation committee and nominating/corporate governance committee. Accordingly, we have a compensation committee with only one independent director and a nominating/corporate governance committee composed entirely of non-independent directors. We have an audit committee consisting of three members who are independent directors. The nominating/corporate governance committee of the board of directors has determined that James W. Johnston, Gary E. Morin and Richard W. Roedel are independent directors within the meaning of applicable NYSE listing standards and the applicable provisions of the Securities Exchange Act of 1934, as amended.

        When making "independence" determinations, the nominating/corporate governance committee and the board of directors shall broadly consider all relevant facts and circumstances, as well as any other facts and considerations specified by the NYSE, by law or by any rule or regulation of any other regulatory body or self-regulatory body applicable to Sealy. When assessing the materiality of a director's relationship with Sealy, the board of directors shall consider the issue not merely from the standpoint of the director, but also from that of persons or organizations with which the director has an affiliation.

Meetings of the Board of Directors

        The board of directors is required to meet at least four times annually, or more frequently as circumstances dictate. The board of directors met eight times in fiscal 2008, either in person or by telephone. All directors are expected to participate, whether in person or by telephone, in all board meetings. Each director attended at least 75% of all board of directors and applicable committee meetings during fiscal 2008. All directors attended the 2008 annual meeting of stockholders held on April 30, 2008.

Audit Committee

        Our audit committee currently consists of Richard W. Roedel, James W. Johnston, and Gary E. Morin. Mr. Roedel is the chairperson of the audit committee. The board of directors has determined that all members of the audit committee are financially literate and meet the independence and expertise requirements mandated by the applicable New York Stock Exchange listing standards, Section 10A(m)(3) and Securities Exchange Act of 1934, as amended, and our independence standards. Mr. Roedel and Mr. Morin have each been designated by the board of directors as an "audit committee financial expert". Mr. Roedel currently serves on the audit committees of five other public companies and is the Chairman of four of those audit committees. The nominating/corporate governance committee and the board of directors reviewed Mr. Roedel's obligations as a member of other audit committees in accordance with New York Stock Exchange rules and determined that his simultaneous service on those other audit committees does not impair his ability to effectively serve on Sealy's audit committee.

        Our audit committee is responsible for (1) selecting the independent auditors, (2) approving the overall scope of the audit, (3) monitoring the integrity of our financial statements, and internal controls over financial reporting, (4) the independent accountant's qualifications and independence, including annual review of the independent auditor's report describing the audit firm's internal quality control procedures, and any material issues raised by the most recent quality control review or peer review, and the PCAOB Inspection Report, (5) oversight and evaluation of the performance of the independent accountants and our internal audit function, (6) compliance with respective legal and regulatory requirements, (7) review of earnings press releases, as well as financial information and earnings guidance provided to analysts and rating agencies, (8) risk assessment and risk management, (9) meeting separately, periodically, with management, internal auditors and the independent auditor, (10) reviewing with the independent auditor any audit problems or difficulties and management's response, (11) setting clear hiring policies for employees or former employees of the independent auditors, (12) handling such other matters that are specifically delegated to the audit committee by the board of directors from time to time and (13) reporting regularly to the full board of directors.

        The audit committee has adopted a formal policy concerning the pre-approval of audit and non-audit services to be provided by our independent registered public accounting firm. The policy requires that all services to be performed by Deloitte & Touche LLP, including audit services, audit-related services and permitted non-audit services, be pre-approved by the audit committee. Pre-approval is generally provided for up to one year, and any pre-approval is detailed as to the particular service or category of services and is subject to a budget. Specific services being provided by the independent accountants are regularly reviewed in accordance with the pre-approval policy and the audit committee may pre-approve particular services on a case-by-case basis. The audit committee has delegated the authority to grant pre-approvals to Mr. Roedel, the audit committee chair, when the full audit committee is unable to do so. At each subsequent audit committee meeting, the audit committee reviews these pre-approvals, receives updates on the services actually provided by the independent accountants, and management may present additional services for approval. For fiscal 2008, the audit committee pre-approved all audit, audit-related and non-audit services performed by Deloitte & Touche LLP.

        Our audit committee is required to meet at least four times annually, or more frequently as circumstances dictate. The committee met nine times in fiscal 2008.

        Our board of directors has adopted a written charter for the audit committee, which is available on our website at www.sealy.com in the "Investor Relations—Corporate Governance" section and upon written request by our stockholders at no cost.

Compensation Committee

        Our compensation committee currently consists of Brian F. Carroll, James W. Johnston and Scott M. Stuart. Our nominating/corporate governance committee has determined that Mr. Johnston is an independent director and that Messrs. Carroll and Stuart are not independent, as permitted by the "controlled company" exception, based on KKR's beneficial ownership and the right to vote over 50% of the outstanding shares of our common stock. Mr. Johnston is the chairperson of the compensation committee. Mr. Stuart shall resign from the compensation committee at the same time as he resigns as a director.

        The compensation committee operates pursuant to a charter which delegates responsibility for the compensation and benefits of Sealy's executive officers and other members of senior management to the compensation committee. The compensation committee is primarily responsible for:

  •
  discharging the responsibilities of the board of directors to the stockholders, potential stockholders and investment community with respect to our compensation and benefit programs and compensation of our executives; and

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  producing an annual report on executive compensation for inclusion in our annual proxy statement, in accordance with applicable NYSE, Securities and Exchange Commission and other regulatory bodies.

        Our compensation committee is responsible for (1) reviewing key employee compensation policies, plans and programs, (2) reviewing and approving the compensation of our executive officers, (3) reviewing and approving employment contracts and other similar arrangements between us and our executive officers, (4) reviewing and consulting with the CEO on the selection of officers and evaluation of executive performance and other related matters, (5) administration of stock plans and other incentive compensation plans and (6) such other matters that are specifically delegated to the compensation committee by the board of directors from time to time. Pursuant to its charter, our compensation committee is responsible for management continuity and succession plans related to the CEO and other executive officer positions. At least annually, the compensation committee reviews management performance and succession plans for senior management.

        Our compensation committee is required to meet at least two times annually or more frequently, as circumstances dictate. Our compensation committee met ten times in fiscal 2008.

        Our board of directors has adopted a written charter for the compensation committee, which is available on our website at www.sealy.com in the "Investor Relations—Corporate Governance" section and upon written request by our stockholders at no cost.

Compensation Committee Interlocks and Insider Participation

        The compensation levels of our executive officers are currently determined by the compensation committee as described in this proxy statement. None of the members of Sealy's compensation committee during fiscal 2008 or as of the date of this proxy is or has been an officer or employee of Sealy. None of our executive officers has served on the compensation committee or board of any company that employed any member of Sealy's compensation committee or Sealy's board of directors.

Nominating/Corporate Governance Committee

        Our nominating/corporate governance committee consists of Brian F. Carroll, Dean B. Nelson and Paul J. Norris, none of whom are independent, as permitted by the "controlled company" exception, based on KKR's beneficial ownership and the right to vote over 50% of the outstanding shares of our common stock. Mr. Nelson is the chairperson of the nominating/corporate governance committee.

        The nominating/corporate governance committee is responsible for (1) developing and recommending criteria for selecting new directors, (2) overseeing evaluations of the board of directors and its members, (3) screening and recommending to the board of directors individuals qualified to become executive officers and (4) handling such other matters that are specifically delegated to the nominating/corporate governance committee by the board of directors from time to time.

        In nominating candidates to serve as directors, the board of directors' objective, with the assistance of the nominating/corporate governance committee, is to select individuals with skills and experience that can be of assistance to management in operating our business. When evaluating the recommendations of the nominating/corporate governance committee, the board of directors considers whether individual directors possess the following personal characteristics: integrity, accountability, informed judgment, financial literacy, mature confidence and high performance standards. The board of directors as a whole should possess all of the following core competencies, with each candidate contributing knowledge, experience and skills in at least one domain: accounting and finance, business judgment, management, industry knowledge, leadership and strategy/vision. In the past we have used search firms to identify director candidates. No search firm was used this year to identify director candidates. For a description of the procedures for stockholders to submit proposals regarding director nominations, see "Director Candidate Recommendations by Stockholders" below.

        Our nominating/corporate governance committee is required to meet at least two times annually or more frequently as circumstances dictate. Our nominating/corporate governance committee met twice in fiscal 2008.

        Our board of directors has adopted a written charter for the nominating/corporate governance committee, which is available at our website at www.sealy.com in the "Investor Relations—Corporate Governance" section and upon written request by our stockholders at no cost.

Presiding Director of Non-Management Executive Sessions

        The Non-Executive Chairman presides at each executive session of non-management members of the board of directors and in his absence the non-management directors in attendance will determine which of them will conduct such session. Currently, none of the members of our board of directors is a member of our management team.

Corporate Governance Guidelines

        The board of directors has adopted Corporate Governance Guidelines which set forth the board of directors' core principles of corporate governance and are designed to promote its effective functioning and assist the board of directors in fulfilling its responsibilities. The board of directors will review and amend these guidelines from time to time as it deems necessary and appropriate. The Corporate Governance Guidelines are available on our website at www.sealy.com in the "Investor Relations—Corporate Governance" section and upon written request by our stockholders at no cost.

Code of Business Conduct and Ethics

        We are committed to conducting business in accordance with the highest ethical standards and all applicable laws, rules and regulations. We have adopted a Code of Business Conduct and Ethics that applies to our employees, executive officers and directors. Our Code of Business Conduct and Ethics is available on our website at www.sealy.com, in the "Investor Relations—Corporate Governance" section by clicking on "Code of Business Conduct and Ethics" near the top of that page. It is also available upon written request by our stockholders at no cost.

Director Candidate Recommendations by Stockholders

        Each director candidate recommendation by a stockholder should be accompanied by certain information relating to the stockholder making such recommendation, as well as information concerning the recommended candidate, including the name, address and relevant qualifications of the recommended candidate. A stockholder who wishes to recommend a candidate for election to the board of directors should submit it to the nominating/corporate governance committee by November 23, 2009:

        By mail:

    Stockholder Director Recommendation
    Nominating/Corporate Governance Committee
    c/o: Senior Vice President, General Counsel, & Secretary
    Sealy Corporation
    One Office Parkway
    Trinity, North Carolina 27370

        By fax:

    (336) 861-3786

Stockholder Communications with the Board of Directors

        Any stockholder may communicate with (i) the board of directors as a whole, (ii) the independent directors as a group, (iii) any individual member of the board of directors or (iv) any committee of the board of directors by submitting those communications to the appropriate person or group:

        By mail:

    Stockholder Communication to the Board of Directors
    [Name of Appropriate Person or Group]
    c/o: Senior Vice President and Secretary
    Sealy Corporation
    One Office Parkway at Sealy Drive
    Trinity, North Carolina 27370

  By fax:

    (336) 861-3786

        All appropriate stockholder communications received by the Senior Vice President, General Counsel & Secretary will be forwarded to the appropriate person or group. Inappropriate communications include those not related to the duties or responsibilities of the board of directors. In addition, the receipt of any accounting, internal controls or audit-related complaints or concerns will be forwarded to the audit committee.

        A copy of these procedures is available on our website at www.sealy.com in the "Investor Relations—Corporate Governance" section and upon written request by our stockholders at no cost.

Interested Parties Communications with presiding Director or Non-Management Directors

        Interested Parties may communicate with the presiding Director or the Non-Management Directors as a group by sending correspondence to:

    [Name of Appropriate Director or Group of Directors]
    c/o: Senior Vice President and Secretary
    Sealy Corporation
    One Office Parkway at Sealy Drive
    Trinity, North Carolina 27370

Director Compensation

        Our non-employee directors each receive a retainer of $40,000 per year plus $1,000 for each board meeting attended in person and $500 for each board meeting attended by telephone. The board committee members receive an additional annual retainer of $22,000 for the Chairman of the audit committee, $4,000 for other committee chairs, $10,000 for other audit committee members, and $2,000 for members of other Board committees. Committee members are paid $1,000 for each meeting attended in person and $500 per telephonic meeting attended. All fees are paid on a quarterly basis. The directors may elect to defer all or a portion of these fees into stock appreciation units. Annually, each director may elect to defer all or a portion of their fees as a Sealy director under the Sealy Director's Deferred Compensation Plan. Under this plan, on the date director fees become payable, Sealy credits the deferred compensation account of each director with the number of share units of Sealy's common stock which is equal to the deferred portion of any fee due the director at such time, divided by the per share market value of Sealy's shares on that date. Sealy also credits each director's deferred compensation account with the number of share units equal to any cash dividends (or the fair market value of dividends paid in property other than dividends payable in common stock) payable on the number of shares of common stock represented in each director's deferred compensation account divided by Sealy's per share stock value on the dividend payment date.

        Distributions from a director's deferred compensation account shall be paid in Sealy's common stock or the cash equivalent thereof, at the election of Sealy, and shall begin on either the first day of the calendar year following or six months following (whichever is later), the later of the attainment of the director's retirement date (as indicated in the director's deferral election) or separation from Sealy's board of directors.

        On November 23, 2008, our three independent directors (Messrs. Johnston, Mr. Morin and Mr. Roedel) were each granted 60,000 stock options to acquire shares of Sealy common stock at its then current fair market value of $2.18 per share. The options have a term of seven years with one-third vesting on each of the first three anniversaries of the grant date, if the grantee remains a Sealy director on that date.

 Director Compensation Table

        The following table details the compensation elements provided to each non-employee director for fiscal year 2008.

	Fees Earned or Paid in Cash ($)(1)	Stock Awards ($)	Option Awards ($)(2)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)(3)	Total ($)
Mr. Carroll	$59,000					$1,179	$60,179
Mr. Johnston	$74,000		$823			$912	$75,735
Mr. Morin	$63,000		$823			—	$63,823
Mr. Nelson	$51,500					$1,046	$52,546
Mr. Norris	$46,500					$555	$47,055
Mr. Roedel	$74,500		$823			$602	$75,925
Mr. Stuart	$53,000					$1,083	$54,083

(1)
100% of Mr. Morin's and 50% of Mr. Johnston's fees were paid in cash. The balance of all other directors fees were deferred into Sealy stock units under the Sealy Director's Deferred Compensation Plan described above. As of November 30, 2008, the following directors held the indicated number of Sealy share units under the Sealy Director's deferred Compensation Plan: Mr. Carroll—24,200; Mr. Johnston—17,597; Mr. Nelson—21,515; Mr. Norris—14,279; Mr. Roedel—19,184 and Mr. Stuart 22,199.

(2)
On November 23, 2008, our three independent directors were each granted 60,000 stock options with a maximum seven year term and a fair market value exercise price ($2.18 per share) that vests 1/3rd on each of the first three anniversaries of the grant date. These are the only options that have ever been granted to any of our directors. As of November 30, 2008, all of these options were outstanding and none of them had vested. The amounts shown are reflective of the compensation expense recognized under FAS123R as discussed in Footnote 3 to Sealy's Consolidated Financial Statements contained in Sealy's 10-K for the fiscal year ended November 30, 2008. The basis and assumptions for the valuation of these options is set out in Footnote 3 to Sealy's Consolidated Financial Statements contained in Sealy's Form 10-K for the fiscal year ended November 30, 2008.

(3)
"All Other Compensation" is the value of dividends in the fiscal year on the number of shares equal to the number of share units held by a director under the Sealy Director's Deferred Compensation Plan, at the time dividends were paid during the fiscal year.

Limitation on Directors' Liability and Indemnification

        Our certificate of incorporation limits the liability of directors to the maximum extent permitted by Delaware law. Under Delaware law, a director will not be personally liable for monetary damages for breach of his or her fiduciary duty as a director, except for liability for:

  •
  breach of his or her duty of loyalty to us or our stockholders;

  •
  acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law;

  •
  unlawful payments of dividends or unlawful stock repurchases or redemptions as provided in Section 174 of the Delaware General Corporation Law; or

  •
  any transaction from which he or she derived an improper personal benefit.

Our amended and restated bylaws provide that we:

  •
  are required to indemnify our directors and executive officers to the maximum extent permitted by Delaware law;

  •
  may indemnify our employees and agents as set forth in Delaware General Corporation Law, subject to very limited exceptions;

  •
  are required to advance expenses, as incurred, to our directors and executive officers in connection with a legal proceeding; and

  •
  may advance expenses, as incurred, to our employees and agents in connection with a legal proceeding.

        We also maintain directors' and officers' liability insurance to cover our directors, executive officers and some of our employees for liabilities, including liabilities under securities laws. We believe that the provisions contained in our certificate of incorporation, amended and restated bylaws and our insurance coverage are necessary to attract and retain qualified persons as directors and executive officers.

        The limitation of liability and indemnification provisions in our certificate of incorporation and amended and restated bylaws may discourage stockholders from bringing a lawsuit against directors for breach of their fiduciary duty. They may also reduce the likelihood of derivative litigation against directors and executive officers, even though an action, if successful, might benefit us and other stockholders. Furthermore, a stockholder's investment may be adversely affected to the extent we pay the costs of settlement and damage awards against directors and executive officers as required by these indemnification provisions.

        At present, we are not aware of any pending litigation or proceeding involving any of our directors or executive officers in which indemnification is required or permitted and we are not aware of any threatened litigation or proceeding that may result in a claim for indemnification.

AUDIT COMMITTEE REPORT AND AUDITOR FEES

Audit Committee Report

        The audit committee reviews Sealy's financial reporting process on behalf of the board of directors. Management has the primary responsibility for the financial statements and the reporting process, including the system of internal controls. The independent registered public accounting firm is responsible for expressing an opinion on those audited consolidated financial statements in conformity with accounting principles generally accepted in the United States.

        In fulfilling its responsibilities, the audit committee has reviewed and discussed the audited consolidated financial statements contained in Sealy's Annual Report on Form 10-K for the year ended November 30, 2008 and management's assessment of the effectiveness of the company's internal controls over financial reporting and Deloitte & Touche LLP's evaluation of the company's internal controls over financial reporting with Sealy's management and independent registered public accounting firm. The audit committee has also discussed with the independent registered public accountant the matters required to be discussed by Statement on Auditing Standards No. 114, as amended (AICPA Professional Standards, Vol.1 AU section 380) as adopted by the Public Company Accounting Oversight Board in Rule 3200T, including the quality, not just the acceptability of the accounting principles, the reasonableness of significant judgments, and the clarity of the disclosures in the financial statements. In addition, the audit committee has received the written disclosures and letter from the independent registered public accounting firm required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountant's communications with the audit committee concerning independence and has discussed with the independent registered accounting firm their independence.

        Based on the reviews and discussions referred to above, the audit committee approved the audited consolidated financial statements and recommended to the board of directors that they be included in Sealy's Annual Report on Form 10-K for the year ended November 30, 2008, for filing with the Securities and Exchange Commission. The audit committee has also selected Deloitte & Touche as Sealy's independent registered public accounting firm and is presenting the selection to the stockholders for ratification.

Richard W. Roedel, Chairperson James W. Johnston Gary E. Morin

        The preceding audit committee report is provided only for the purpose of this proxy statement. This report shall not be incorporated, in whole or in part, in any other Sealy filing under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended.

Audit and Related Fees

        The following table summarizes aggregate fees billed to us by Deloitte & Touche LLP for the fiscal years ended November 30, 2008 and December 2, 2007, with the following notes explaining the services underlying the table captions:

	2008	2007
	(thousands)
Audit fees(1)	$1,312	$1,577
Audit-related fees(2)	302	281
Tax fees	5	—
All other fees(3)	6	436

Total	$1,626	$2,294

    (1)
    Includes fees for the audit of our annual consolidated financial statements.

    (2)
    Includes fees for international statutory audits as well as services related to our various public filings, including Form 10-Q filings.

    (3)
    Includes fees related to due diligence reviews of potential mergers, acquisitions and dispositions.

        For additional information, please see "Audit Committee" beginning on page 7.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

Summary of Key Areas for Fiscal 2008

        Fiscal 2008 presented a number of challenges to Sealy's senior management team. The economic downturn resulted in an unanticipated drop in demand that put pressure on revenues and operating profits. Sealy's management and Board responded to this changing environment in a number of ways, including through the design and operation of executive officer compensation programs. Some examples of this response include:

  •
  A new feature in the annual bonus program for fiscal 2008 was that no bonuses would be payable unless EBITDA results (as defined in the plan, and at the relevant business unit level for each participant) exceeded the fiscal 2007 level. As a result no bonuses for 2008 were paid under this bonus program.

  •
  In July 2008, when it became clear that the 2008 bonus program would not fund due to financial performance results, the Compensation Committee implemented a new and more limited bonus program based on results for the second-half of the year. Because second-half financial results did not meet the required funding threshold of $82.8 million in second-half corporate EBITDA, no bonus funding occurred and no bonuses were paid under either the 2008 bonus program or the more limited bonus program based on second-half performance.

  •
  Stock options were granted to officers and other members of management in March of 2008. This was the first broad-based grant of stock options since the company's IPO in 2006. The options included both time-based vesting and performance-based vesting, with the performance-based options requiring annual EBITDA targets to be achieved in order for participants to able to exercise the options. The fiscal year 2008 EBITDA targets for the March 2008 stock option grants were not met in fiscal year 2008, so that portion of the March stock option grants did not vest in 2008.

  •
  The Company's former Chairman and Chief Executive Officer, David McIlquham, left the Company in March of 2008. Mr. McIlquham and the Company agreed that, under Mr. McIlquham's employment agreement, his departure was either a resignation for good reason or a termination without cause and as such he is entitled to, and is currently receiving, severance benefits under his employment agreement. Paul Norris, an independent member of the Board of Directors, was elected as non-executive Chairman of the Board and Larry Rogers, formerly President of North America, was named Chief Executive Officer on an interim basis.

  •
  Even though the Compensation Committee, as a result of its annual succession plan reviews of all senior management positions, was well aware of Mr. Rogers' skills and ability, the Committee decided to work with an executive recruiting firm to investigate the possibility of external candidates. After a thorough search, Mr. Rogers was appointed President and Chief Executive Officer in July 2008 and entered into an amended employment agreement with the Company at that time. In connection with that amended employment agreement, Mr. Rogers' salary and target bonus opportunities were increased and he was granted stock options and restricted shares.

  •
  In November 2008, the Compensation Committee approved a new long-term incentive program to replace the Company's prior long-term incentive program. The new program consists of grants of stock options and performance-contingent restricted share units. The stock option grants under this program were made to 127 Sealy employees in November 2008, including the Named Executive Officers who were employed by the Company at that time. Before any restricted share unit grants could be made, the Company needed to amend its employee stock option plan to be an employee equity plan. That was completed in December 2008. The grants of performance-contingent restricted share units were made to 13 Sealy senior executives in February 2009, including to the Named Executive Officers who were employed by the Company at that time. It is anticipated that these stock option and restricted share unit grants will provide participants with their total long-term incentive opportunity for the period covered by fiscal years 2009 through 2011, although the Committee may determine to make additional grants as it deems appropriate.

Objectives of the Executive Compensation Program

        The compensation of the Company's executive officers is currently determined by the Compensation Committee of the Board. Sealy and its subsidiaries seek to attract and retain highly qualified and talented professionals. The marketplace in which Sealy competes for executive talent is highly competitive. Further, our compensation policies, while designed to secure the services of appropriate professionals, must also support our vision of creating a dynamic company and delivering superior value and growth.

        In light of these objectives, the Compensation Committee determines executive compensation consistent with a philosophy of compensating executive officers based on their responsibilities, the Company's financial performance as measured against established goals, and individual officer contributions and achievements.

        The primary elements of the Company's executive compensation program are:

  (i)
  base salaries,

  (ii)
  variable annual cash compensation earned through the Sealy Corporation Bonus Plan (the "Bonus Plan"),

  (iii)
  long-term equity compensation through our previous 1998 Stock Option Plan and our current 2004 Stock Option Plan.

        Officer salaries are targeted at the median of competitive market practices, with bonus opportunities structured so that the combined level of salary and bonus received (annual cash compensation) varies with market compensation levels based on the level of performance achievement. If target bonuses are paid, annual cash compensation is expected to approximate the market median. If performance achievements result in earned bonuses at above-target levels, annual cash compensation can be in the market's upper quartile. Salaries and target bonus opportunities for officers also reflect internal equity considerations as well as external market references.

        Sealy was a privately held company until April 2006. As a private equity portfolio company, Sealy provided its management team, including the Named Executive Officers who were with the company prior to July 2005, with an opportunity to earn a significant amount of compensation based on an allocation of potential equity ownership in the Company through stock options. Significant stock options were granted at the time of the Company's recapitalization in 2004, with additional stock options granted in conjunction with the Initial Public Offering in 2006. Other executives and key employees, including Mr. Rogers, Mr. Ackerman and Mr. Dobbs, who are Named Executive Officers, received grants upon being hired by the Company or at the time of promotions.

        In March 2008, the Committee made additional stock option grants to 138 employees including the Named Executive Officers. These grants were intended to improve the motivation and retention value of our long-term incentives and provide competitive equity opportunities relative to our industry segment and general industry as a whole. In November 2008, the Committee established a new long-term incentive program consisting of stock option grants and performance-based restricted stock grants. This required amendment of our 2004 Stock Option Plan authorizing the grants of restricted stock awards, and this amendment was adopted by the Board of Directors in October 2008 and then approved by a written action of a majority of our shareholders on November 6, 2008. The amended plan, known as the Amended and Restated Equity Plan for Key Employees of Sealy Corporation and its Subsidiaries, became effective in December 2008 after notice to all of our shareholders.

        The Company's philosophy is that executive officers should participate in retirement and benefit programs as made available to all salaried employees, but that supplemental executive benefits and perquisites will be minimal if offered at all.

        The Compensation Committee has overall responsibility for establishing, implementing, and monitoring the executive compensation program for the Company's executive officers. To aid the Compensation Committee in setting compensation, each member of our senior executive management team, in turn, participates in an annual performance review with the CEO and provides input about his or her contributions to our success for the relevant period. Our Chief Executive Officer ("CEO") provides recommendations annually to the Compensation Committee regarding the compensation for all executive officers other than himself. The Compensation Committee also reviews the performance of each senior executive officer annually. The CEO participates in such annual performance review with the Compensation Committee.

        Since 2007, the Compensation Committee has retained the services of an independent compensation consultant, Watson Wyatt Worldwide ("Watson Wyatt"), to assist it in the evaluation of key elements of our executive officer compensation programs. During 2007, Watson Wyatt prepared a report for the Committee on market practices that included competitive references for total direct compensation and each element (salary, bonus and annualized long-term incentive values) for each Sealy executive position. The consultant also provided advice to the Compensation Committee with respect to competitive practices and the amounts and nature of compensation paid to executive officers. During 2008, Watson Wyatt provided the Compensation Committee with updated market information relating to the Chief Executive Officer and Chief Financial Officer positions and also relating to long-term incentive opportunities for all program participants, including the Named Executive Officers.

Compensation Benchmarking and Peer Group

        As discussed above, through the information and analysis provided by the compensation consultant, the Compensation Committee compared base salary and target bonus opportunities for each Sealy officer to our market sector and industry in general. This approach ensures that our compensation remains competitive in our market and relative to our industry peers.

        For the market analysis done in 2007, the Compensation Committee members compared compensation practices to those of a group of peer companies, which were determined after a review of potential candidates identified by the consultant. At the time of the selection, the potential companies all had revenues between $600 million and $3 billion and equity market values between $500 million and $2.5 billion. Sealy's revenues, total assets and employee count were all between the 40th and 60th percentile of the selected peer companies. At the time of the selection, Sealy's EBITDA, operating margin and equity market value approximated or exceeded the 75th percentile of the selected peer companies.

        The peer group consisted of 14 companies, all but one of which were classified as Household Durables industry companies by Standard & Poors. Select Comfort Corporation, classified by S&P as a Specialty Retail industry company, was added to the peer group as it is considered to be a direct competitor to Sealy. The other peer group companies were American Greetings, Blyth, Blount International, Ethan Allen Interiors, Furniture Brands International, Interface, Jarden, La-Z-Boy, Simmons Company, Snap-On, Tempur-Pedic International, Tupperware Brands and Yankee Candle. These same companies were used to update the market information for the Chief Executive Officer and the Chief Financial Officer positions during 2008, although Yankee Candle's data were not included as the company had been acquired since the time of the initial study.

        In addition to the peer group compensation information, the consultant's report also provided the Compensation Committee with market pay references derived from recognized executive compensation surveys. The consultant developed market references for each executive officer position in order to gauge the pay of other officers holding similar positions at comparable organizations. For fiscal year 2007, the survey data was derived from executive pay reports published by Watson Wyatt and Mercer. The references reflected data from manufacturing companies or general industry samples with revenues similar to Sealy ($1.7 billion). The specific companies included in these surveys are not identified to the Compensation Committee. For the 2008 update on market long-term incentive values, these same two surveys were used although with updated data.

Elements of the Executive Compensation Program

  Base Salary

        The Company's philosophy is to target base salaries at a market median level. Because relevant market data may not be available for every position, each salaried position including those held by the Named Executive Officers is assigned to a pay grade in the Company's internal salary structure. The midpoint of each grade is intended to approximate the market median, and grade assignments reflect both available market data as well as internal comparisons to positions with similar levels of responsibility. Grade assignments for officer positions are developed by Sealy management and approved by the Compensation Committee. Actual salaries paid to officers are determined by the Compensation Committee with reference to the experience of the officers, the Company's past practice, current market practice and the officers' individual performance.

        On March 11, 2008 when Mr. Rogers was made Interim Chief Executive Officer, our Compensation Committee increased his salary from $365,000 to $465,000 to compensate him for his increased responsibilities as Interim Chief Executive Officer. The Compensation Committee also agreed to shorten the notice period that Mr. Rogers is required to give for retirement to ninety days, as long as such notice is given at least ninety days after a new Chief Executive Officer is in place. No other adjustments were made to his bonus, benefits, or long term compensation. When Mr. Rogers was appointed President and Chief Executive Officer in July 2008 his annual salary was established at $700,000. While under the Company's compensation policy a promotional salary increase from one salary grade to the next normally results in a base salary increase of between 7% and 15%, promotions of more than one salary grade and promotions at the Chief Executive level often involve base salary increases greater than 20%. As previously noted, even though the Compensation Committee, as a result of its annual succession plan reviews of all senior management positions, was well aware of Mr. Roger's skills and ability, the Committee did work with an executive recruiting firm to investigate the possibility of external candidates. As part of that process, the Compensation Committee obtained information from the executive recruiting firm about the amounts and types of compensation that would be necessary to attract a strong Chief Executive Officer to our Company. The Compensation Committee's independent compensation consultant, Watson Wyatt, also provided updated information on the compensation levels of Chief Executive Officers at the Company's compensation peer group, including information on compensation given to recently hired Chief Executive Officers for companies in that peer group. The salary awarded Mr. Rogers was comparable to the peer median salary, the information obtained in the search process, as well as to the salary for Mr. McIlquham at the time of his resignation.

        After reviewing updated peer group information from Watson Wyatt on compensation for Chief Financial Officers, the Committee increased Mr. Ackerman's salary from $320,000 to $365,000, effective as of June 1, 2008. This salary level is comparable to median salaries for Chief Financial Officers at peer group companies.

        In light of economic conditions, management recommended, and the Compensation Committee approved, no salary increase in 2008 for the other Named Executive Officers.

  Variable Annual Cash Compensation

  Bonus Plan

        Our Bonus Plan is a cash-based based short-term performance incentive program. The Compensation Committee, with input from the executive officers, establishes minimum, target and maximum goals for the Bonus Plan based on the financial performance measures selected for that year. For fiscal year 2008 Management EBITDA and Net Cash Flow were established as the corporate level goals for determining payments under the Bonus Plan. Adjusted EBITDA is defined as net income plus interest, taxes, depreciation and amortization further adjusted to exclude unusual items and other adjustments permitted in calculating covenant compliance under our current credit agreement. Goals typically correspond with projections contained in our annual budget, which is approved by the Board of Directors at the beginning of the fiscal year. For certain corporate executives, goals are established only at the corporate level. For executives who manage business units or certain functions, goals are established both at the corporate level and at the business unit or functional level.

        Target annual bonuses, expressed as a percentage of base salary, have been established by the Compensation Committee for each Named Executive Officer based on consideration of job responsibilities and review of external market references. Effective June 1, 2008, the Compensation Committee increased the target bonus for Mr. Ackerman to 55%. Upon his appointment as CEO in July, 2008 the Committee increased the target bonus for Mr. Rogers to 100%. The Compensation Committee made these changes to more closely align the officers' target bonuses with the medians from the market references as reported by the consultant. The target annual bonus amounts for Messrs. Hofmann, Dobbs, Walker and Claypool in 2008 were 35% of base salary. The target annual bonus amount for Mr. McIlquham in 2008 was 70% of base salary. If the Minimum, Target or Maximum bonus performance were achieved then the Named Executive Officers would receive a bonus in an amount equal to following percentages of their annual base salary:

  Fiscal Year 2008 Bonus Performance Potential Payout as a Percentage of Base Salary

	Minimum Performance	Target Performance	Maximum Performance
Mr. Rogers	0%	100%	200%
Mr. Ackerman	0%	55%	110%
Mr. Hofmann	0%	35%	70%
Mr. Dobbs	0%	35%	70%
Mr. Walker	0%	35%	70%
Mr. McIlquham	0%	70%	140%
Mr. Claypool	0%	35%	70%

        For corporate level goals in fiscal year 2008, the actual annual bonus is determined by the attainment of each year's pre-established goals, with 70% of the award based upon the attainment of the EBITDA goal and 30% of the 2008 award based upon attainment of the Net Cash Flow goal. The target annual bonus for Named Executive Officers who manage business units or certain functions is weighted 30% for corporate and 70% for business unit/function goals. For fiscal year 2008 any payment under the Bonus Plan must be funded out of the business unit's EBITDA increase over that business unit's 2007 EBITDA. There is no guaranteed minimum bonus under the Bonus Plan, and a Bonus Plan participant must be employed at the end of the fiscal year for which a bonus is payable in order to be eligible to receive a bonus for such fiscal year. Bonuses are paid in a lump sum upon the Compensation Committee's certification of performance results following the end of the applicable fiscal year. The fiscal year 2008 Bonus Plan corporate and business unit performance goals and actual results as applicable to our Named Executive Officers were as follows:

  2008 Bonus Plan Achievement for Mr. Rogers, Mr. Ackerman and Mr. Walker

	Minimum	Target	Maximum	Weighting	Results Achieved	Achieved Bonus
	(All $ in millions, except Achieved Bonus)
Corporate Adjusted EBITDA	$226.0	$258.0	$265.0	70%	$166.9	$0
Corporate Net Cash Flow	$179.8	$205.3	$210.9	30%	$153.6	$0

  2008 Bonus Plan Achievement for Mr. Hofmann

	Minimum	Target	Maximum	Weighting	Results Achieved	Achieved Bonus
Corporate Adjusted EBITDA	$226.0	$258.0	$265.0	21%	$166.9	$0
Corporate Net Cash Flow	$179.8	$205.3	$210.9	9%	$153.6	$0
North America EBITDA	$230.2	$262.8	$269.9	28%	$168.0	$0
North America Operations(1)	0%	100%	200%	28%	85%	$0
North America Sales	$1,655.0	$1,724.0	$1,792.9	14%	$1,417.2	$0

  2008 Bonus Plan Achievement for Mr. Dobbs

	Minimum	Target	Maximum	Weighting	Results Achieved	Achieved Bonus
Corporate Adjusted EBITDA	$226.0	$258.0	$265.0	21%	$166.9	$0
Corporate Net Cash Flow	$179.8	$205.3	$210.9	9%	$153.6	$0
Domestic Bedding EBITDA	$155.4	$177.5	$182.3	28%	$132.6	$0
Domestic Bedding Sales	$1,351.7	$1,408.0	$1,464.3	14%	$1,145.0	$0
Domestic Bedding Operations(2)	0%	100%	200%	14%	96%	$0
Corporate Operating Fixed Expense(3)	$177.1	$165.5	$153.9	14%	$148.3	$0

(1)
The performance of the Company's North American manufacturing plants ("NA Operations") is determined by measuring actual achievement against several established measurements with various assigned weightings. Different measurements are used for bedding, components and latex as well as for bedding plants in Canada, Mexico and Puerto Rico. Measurements include labor cost per unit produced, scrap percentage to standard material cost, distribution cost per unit sold, fixed manufacturing spend, inventory days on hand, cost of quality per unit and a safety metric. Individual goals are set for each plant. The overall achievement for NA Operations is calculated as a percentage of Target and is a weighted average of the individual manufacturing plants percentage achievement for the Company's U.S. bedding plants, components plants, latex plant and Canadian, Mexican and Puerto Rican bedding plants.

(2)
The performance of the Company's Domestic Bedding manufacturing plants ("Domestic Bedding Operations") is determined by measuring actual achievement against several established measurements with various assigned weightings. Different measurements are used for bedding, components and latex plants. Measurements include labor cost per unit produced, scrap percentage to standard material cost, distribution cost per unit sold, fixed manufacturing spend, inventory days on hand, cost of quality per unit and a safety metric. Individual goals are set for each plant. The overall achievement for Domestic Bedding Operations is calculated as a percentage of Target and is a weighted average of the individual manufacturing plants percentage achievement for the Company's U.S. bedding plants, components plants and latex plants.

(3)
Corporate Operating Fixed Expense is defined as the sum of the costs for National Accounts, Field Sales, Research Technology & Innovation, Marketing, Corporate Manufacturing, Executive, Information Technology, Administration, Human Resources and Legal and also includes Product Launch Costs but excludes National Advertising & Depreciation.

        Because the minimum goals relating to the corporate performance metrics were not achieved during fiscal year 2008 and no business unit's fiscal 2008 EBITDA exceeded its 2007 EBITDA, no payments were generated to Named Executive Officers under the Bonus Plan pursuant to results in these areas.

        In July 2008, recognizing that business conditions had deteriorated since the bonus goals and targets had been established for the fiscal year and to ensure focus on the execution of business objectives, the Compensation Committee approved a bonus plan for the second half of the year. The second half plan eliminated all business unit goals and was weighted 100% on attainment of Corporate Adjusted EBITDA. The fiscal year 2008 second half performance goals and actual results for our Named Executive Officers were as follows:

	Minimum	Target	Maximum	Weighting	Results Achieved	Achieved Bonus
Corporate Adjusted EBITDA	$82.8	$86.0	$112.6	100%	$67.9	$0

        Because the minimum EBITDA goal was not achieved for the second half of the fiscal year 2008, no payments were generated to the Named Executive Officers under this second half bonus plan.

  Chairman's Awards

        The Company's Chairman's Award program is a broad-based recognition program involving cash awards that is intended to recognize employees whose efforts significantly exceed the normal requirements of their position. During 2008, Mr. McIlquham recommended and the Compensation Committee approved recognition awards in the amounts of $7,000 for Mr. Rogers and $17,500 for Mr. Ackerman. Mr. Rogers' award was in recognition of his leadership role in reorganizing the Company's sales force. Mr. Ackerman received his award for leading the Company's Sarbanes-Oxley compliance efforts and reducing the time required to complete the fiscal year-end closing process.

  2009 Bonus Structure

        For fiscal year 2009 the Company's Compensation Committee has determined that the bonuses under our Bonus Plan for all of the Company's Executive Officers will be based on Total Company performance in four areas. Those four areas, with the portion of the bonus tied to each area indicated in parentheses, are as follows: Total Company Adjusted EBITDA (70%); Revenue (10%); Gross Profit Dollars (10%) and SG&A as a percentage of sales (10%). No bonus will be paid under the plan for fiscal year 2009 if the Total Company Adjusted EBITDA for fiscal year 2009 is less than $145 million or if the Company is not in compliance with its current credit agreements during fiscal year 2009. The portion of the bonus achieved in each of the measurement areas ranges from 0% at the minimum, 100% at target and 200% at maximum (except in the case of EBITDA where 50% is achieved at minimum). For the Named Executive Officers, remaining with the Company, their fiscal year 2009 bonuses will be based on the following four performance measurements:

  2009 Bonus Plan Measures

	Minimum	Target	Maximum	Weighting
	(All $ in millions)
Total Company Adjusted EBITDA	$145	$154	$170	70%
Revenue	$1,149	$1,277	$1,405	10%
Gross Profit Dollars	$467	$519	$571	10%
SG&A as a percentage of sales	33.9%	32.4%	30.9%	10%

Long-term Equity Compensation

        Prior to 2008, the Company's historical equity grant allocations had been based on events such as the 2004 recapitalization transaction and the 2006 initial public offering and were not considered as part of the annual compensation process. Since its IPO in 2006, the only equity grants made had been for new hires or in recognition of promotions. As a result, many of our executives by early 2009 would be unvested in only a few their in-the-money options and would be free to sell the shares received under our option plan. In 2008, the Compensation Committee decided to make a broad-based equity allocation to 138 employees including the Named Executive Officers. In making this grant, the Committee wanted to ensure that total direct compensation (salary, bonus opportunity and long-term incentive opportunity) for the officers and other participants was consistent with competitive market practice based on the information supplied by the Committee's compensation consultant. The Committee also granted these options to help align the interests of our shareholders and our management as well as to provide an incentive to retain our key employees.

        Under Sealy's stock option grant agreements since April 2004, upon a change in control at Sealy all unvested time-based stock options will fully vest and unvested performance-based options will fully vest if certain Sealy performance targets have been achieved by Sealy or a certain predetermined level of return has been achieved by Sealy's major shareholder ("KKR"). Those option agreements define a change of control of Sealy as (i) a sale resulting in more than 50% of the voting stock of the Sealy being held by a person or group that does not include KKR or its affiliates; (ii) the sale of all or substantially all of the assets of Sealy to an entity unrelated to KKR ("Unaffiliated Entity"); or (iii) a merger, consolidation, recapitalization or reorganization of Sealy with or into an Unaffiliated Entity; in each case if and only if as the result of any of the foregoing events KKR loses the ability without the approval of the Unaffiliated Entity, to elect a majority of the Board (or the board of directors of the resulting entity or its parent company). The single trigger for option vesting upon a change in control has been an element of Sealy's employee stock option agreements for many years. The Company is currently a controlled company, and has been a controlled company for many years and the trigger is consistent with the trigger for payments included in the stock option plans of many other controlled companies, including companies controlled by KKR. We believe that reasonable change in control benefits are appropriate to protect an employee against some circumstances over which he or she does not have control and as consideration for the promises of non-competition, non-solicitation and non-interference that we require in our employment agreements. Furthermore, we believe change in control severance payments align employee and shareholder interests by enabling employees to evaluate a transaction in the best interest of our shareholders and our constituents without undue concern over whether the transaction may jeopardize the employee's own employment.

        Consistent with previous equity grants made by the Company, the stock option grants made in March 2008 consisted of both "time options" and "performance options." The "time options" vest and become exercisable ratably on a monthly basis over the 36-month period from the date of grant. Each portion of the "performance options" vests and become exercisable only if both the annual management EBITDA target applicable to that portion is achieved in the appropriate year and a participant remains a Sealy employee through the end of fiscal year 2010. The annual management EBITDA performance targets for these performance options are: $223 million in 2008; $245 million in 2009; and $270 million in 2010. Our management EBITDA for 2008 was $ 166.9 million and therefore none of these performance options were earned in fiscal 2008. If an annual target is not achieved in the appropriate year those options can only become vested if a subsequent year's target is achieved in the appropriate year under this grant. If the applicable EBITDA target is not achieved by the end of fiscal year 2010 or a participant terminates employment before then, the applicable portion of the March 2008 options will be forfeited. The March 2008 stock option grants expire seven years after the grant date.

        The number of options granted to each participant was determined by the Committee following a review of each participant's previous grant allocations and outstanding equity awards. The option award schedule was also developed based on a review of market grant values developed by the consultant as part of its analysis during fiscal 2007. The Committee also considered the dilutive impact of the aggregate grants when determining both participants and the size of grants. Guideline grant values for Sealy program participants generally were established at the market median, based on the information supplied by the Committee's compensation consultant, and converted into a number of options assuming a per option fair value of $5.00 (33 percent of an estimated $15.00 stock price).

        By the time the option grant was approved by the Committee in March 2008, Sealy's stock price was $8.95. However, the Committee determined that the lower share price and an option fair value in the range of $2.93 to $2.96 (instead of the $5.00 estimated value used in developing the option award schedule) should not result in increased awards, and as a result the fair value of the option grants on March 3, 2008 were below the guideline grant values.

        At the time of Mr. Rogers' appointment as President and Chief Executive Officer in July 2008, the Compensation Committee approved a grant of 300,000 stock options with an exercise price of $6.85. These options vest and become exercisable in annual installments over the first four anniversaries of grant and expire seven years after grant. The Committee also approved a grant of restricted stock with a grant date value of $2 million (291,971 shares), with two-thirds of the shares vesting on the second anniversary of grant and the remaining third vesting on the third anniversary of grant. Mr. Rogers will receive all dividends paid on the unvested restricted stock. As part of its efforts in seeking a replacement for the Company's former Chief Executive Officer, the Compensation Committee worked with an executive recruiting firm and obtained information concerning the amounts and types of compensation, including equity based compensation that would be necessary to attract a strong Chief Executive Officer to our Company. The Compensation Committee's independent compensation consultant, Watson Wyatt, also provided updated information on the compensation levels of Chief Executive Officers at the Company's compensation peer group, including information on compensation given to recently hired Chief Executive Officers for companies in that peer group. The use of options and restricted stock and the size of these grants eventually given to Mr. Rogers were consistent with what the Compensation Committee had learned from its work on this executive search and are also consistent with the information received from Watson Wyatt on peer group compensation. The Compensation Committee believes the equity based grants that it made to Mr. Rogers, including a substantial portion granted in restricted stock, are in the best interests of our shareholders because they create a strong alignment between Mr. Rogers' interests and the interest of Sealy's shareholders.

        During the latter part of fiscal 2008, the Compensation Committee requested that Sealy management develop a proposal for a new long-term incentive program. Following a series of meetings and discussions primarily involving the Compensation Committee Chairman, the Committee's consultant from Watson Wyatt and senior Sealy officers including the President and Chief Executive Officer, Chief Financial Officer, and Senior Vice President & General Counsel, a proposed new program concept was approved by the Compensation Committee in November 2008.

        The new program concept was for a grant of time-based stock options with a single grant expected to provide participants with their total long-term incentive opportunity for fiscal years 2009 through 2011, although the Committee may determine to make additional grants as it deems appropriate. The options granted will vest in equal installments over the first three anniversaries of grant and will expire seven years after grant. A smaller number of senior executives would also be granted performance-contingent share units which will require that participants remain employed with Sealy through fiscal year 2011 and that a performance goal be satisfied in order for such shares to vest, except in cases of death, permanent disability, qualified retirement, or a change in control. Currently, there is no plan to grant performance-based options.

        The time-based stock option grants under the new program to 127 Sealy employees including the Named Executive Officers were approved by the Compensation Committee on November 23, 2008 and have an exercise price of $2.18. On November 26, 2008, a grant of time-based stock options with an exercise price of $2.85 was made to one individual, who is not an executive officer, to add to his November 23, 2008 stock option grant. Because the grants were approved during fiscal 2008, they are reported in the Grant of Plan-based Awards Table on page 30 even though they are intended to represent compensation opportunity for fiscal years 2009 through 2011. The Committee believes that these time-based stock option grants are an employee retention vehicle for the Company's managers and also help align the interests of management and shareholders in creating shareholder value.

        Since the grant of performance-contingent shares required shareholder approval of an amendment to the 2004 Stock Option Plan authorizing this type of awards and because the Compensation Committee wanted to establish performance goals for such grants after fiscal 2008 financial results were finalized, the Committee decided to make these new program awards in early 2009 rather than at the same time the stock options were granted. In February 2009, grants of performance-contingent restricted share units were granted to 13 Sealy senior executives who had received stock option grants in November 2008, including each the Named Executive Officers who was employed by the Company at that time. If during any one of our fiscal years 2009, 2010 or 2011 Sealy achieves an annual management EBITDA of $157 million or more, one third of these restricted share units will vest. The second third of these restricted share units will vest if during any of those three years Sealy's annual management EBITDA exceeds $170 million. The final third will vest if Sealy's annual management EBITDA exceeds $200 million in any of those three years. The earned restricted share units will only be delivered to a recipient if that individual remains a Sealy employee through February 28, 2011, except in cases of death, permanent disability or qualified retirement. If the requirements for delivering the shares underlying these restricted share units are not met by February 28, 2012, then those restricted share units will expire.

        The award schedule used to determine number of stock options granted in November 2008 and the projected number of performance-contingent shares granted in early 2009 was based on the same grant guideline values used to determine the March 2008 stock option grant. The award schedule was adjusted to reflect that the grants were expected to represent three years' worth of long-term incentive opportunity instead of just one year, and to reflect that performance-contingent shares would be granted instead of performance-contingent stock options.

        The stock options granted to Mr. Rogers in November 2008 were adjusted from the award schedule to reflect the grants he received in July 2008 upon being appointed as President and Chief Executive Officer.

        The 2004 Stock Option Plan specifies that the exercise price for stock options shall be no less than the fair market value of the stock on the date of grant. In July of 2007, the 2004 Stock Option Plan was amended so that fair market value of the stock is now defined as the closing price on the date of grant.

  Executive Benefits and Perquisites

        The Sealy Benefit Equalization Plan was established to provide a vehicle to restore qualified plan benefits, specifically those relating to the Sealy Profit Sharing Plan, which are reduced as a result of limitations imposed under the Internal Revenue Code on qualified benefit plans. The Benefit Equalization Plan is a nonqualified deferred compensation plan that ensures that participating executives, including the Named Executive Officers, receive their full profit-sharing contribution and earnings on previously credited contributions. Earnings on balances in the Benefit Equalization Plan equal the rate of return on investments made by each participant in the qualified Profit Sharing Plan. No voluntary deferrals currently may be made to the Benefit Equalization Plan.

        Sealy generally does not provide other supplemental benefits or perquisites to its executives. Our executives do not have company cars or car allowances, club memberships or financial planning allowances. Health care, disability and life insurance benefits for Sealy executives are the same as those provided to all active salaried employees.

Employment Agreements

        Each of our Named Executive Officers has an employment agreement with a perpetual one-year term, except for the Chief Executive Officer whose agreement has a perpetual two-year term. The employment agreements provide severance benefits to the Named Executive Officer in place of the benefits provided in Sealy's severance benefit plans. Under their employment agreements, Mr. Walker and Mr. Claypool would receive salary and bonus continuation in a lump sum payable within thirty days of termination of employment with Sealy. Mr. Rogers and Mr. McIlquham each gave up his lump sum rights upon becoming our Chief Executive Officer. None of our other current employment contracts provide for a lump sum payment instead of salary and bonus continuation. These agreements also contain a non-competition covenant for one year following the employment term, a confidentiality agreement and other terms and conditions customary to executive employment agreements.

        For additional information on employment termination benefits and the treatment of employee equity under the Company's stock option and equity plans, please see "Potential Payments upon Termination or Change in Control" beginning on page 30.

        For many years the Company has been either a privately owned or controlled company, and has been a controlled company for many years. Employment agreements for the Company's senior executives have been in place for many years, which is consistent with many other controlled or privately owned companies, including companies controlled by KKR. We believe that reasonable employment agreements are appropriate to attract, retain and protect employees against some circumstances over which he or she does not have control and as consideration for the promises of non-competition, non-solicitation and non-interference that we require in our employment agreements.

        After a thorough review, our Compensation Committee discussed with Mr. McIlquham the direction of the Company and his performance as our Chief Executive Officer. As a result of these discussions in March 2008, Mr. McIlquham, the Compensation Committee and our Board of Directors agreed that Mr. McIlquham would resign from the Company and his departure would be treated under his employment agreement as a resignation for "Good Reason" or termination "Without Cause." Under the terms of his employment agreement Mr. McIlquham has or will receive the following:

  •
  His salary earned prior to his separation;

  •
  Any bonus earned prior to his departure (including a prorated portion of any bonus earned for fiscal year 2008);

  •
  Payment for his unused vacation days from the year of his departure;

  •
  Continuation of his salary for two years from his departure (to be paid semi-monthly);

  •
  Two years of his target bonus amount (to be paid partially in March 2009 and the balance in March 2010);

  •
  Continuation of his Company provided medical, dental, disability and life insurance for two years; and

  •
  Outplacement services.

        Since the Company preferred to waive the 30-day notice period provided in Mr. McIlquham's employment agreement, the Company agreed to pay Mr. McIlquham an additional 30 days of salary plus the fair market value of his Company stock options that would have vested during such additional

30 day period. In addition, since our payroll had already been prepared for the pay period during which he departed, the Company allowed Mr. McIlquham to retain the pay for the two days during the pay period after his departure. Finally, as a result of the Company's concern about having to make a substantial stock option withholding tax payment within sixty days, our Compensation Committee and Mr. McIlquham agreed, after his departure, to modify the terms of his Management Stockholder's Agreement and stock option agreements to provide the following:

  •
  All of Mr. McIlquham's unvested or out of the money options would immediately expire;

  •
  Mr. McIlquham would have until March 12, 2010 to exercise his remaining stock options;

  •
  Mr. McIlquham would not be restricted by his Management Stockholder's Agreement from selling shares prior to April 7, 2009;

  •
  Mr. McIlquham's right to a net settlement of his option exercises would only apply to his payment of the exercise price to the Company and would not apply to any tax payments; and

  •
  Mr. McIlquham would be required to make a cash payment to the Company for the withholding taxes due from any exercise of his Company stock options.

        In late fiscal 2008 management was considering reducing its level of employment, including executive employment. As part of that review Mr. Claypool, our Senior Vice President, Human Resources at the time, indicated that he would consider volunteering for a termination of his employment as long as it was treated as either a resignation for "Good Reason" or a termination "Without Cause" under his employment agreement and he would receive the severance benefits under his employment agreement on that basis, including his right to elect to receive a lump sum payment for his salary and bonus-based severance compensation. The Company accepted Mr. Claypool's offer and his employment with the Company was ended effective as of October 15, 2008. Under the terms of his employment agreement Mr. Claypool received the following:

  •
  His salary earned prior to his separation;

  •
  Payment for his unused vacation days from the year of his departure;

  •
  A lump sum payment equal to the total of his annual salary;

  •
  A lump sum equal to 22 1/2 months of his targeted bonus amount (representing one year's target bonus amount for severance and a prorated payment of bonus for the 10 1/2 months worked in the fiscal year of termination); and

  •
  Continuation of his Company provided medical, dental, disability and life insurance for one year.

After his departure, Mr. Claypool and our Compensation Committee agreed to modify the terms of his Management Stockholder's Agreement and stock option agreements to provide the following:

  •
  Mr. Claypool's unvested or stock options with an exercise price greater than $5.79 would immediately expire;

  •
  Mr. Claypool would have until October 15, 2010 to exercise his remaining stock options;

  •
  Mr. Claypool would not be restricted by his Management Stockholder's Agreement from selling shares prior to April 7, 2009;

  •
  Mr. Claypool's right to a net settlement of his option exercises would only apply to his payment of the exercise price to the Company and would not apply to any tax payments; and

  •
  Mr. Claypool would be required to make a cash payment to the Company for the withholding taxes due from any exercise of his Company stock options.

  Severance

        Severance benefits for our senior executives (including all of the Named Executive Officers) are covered by their employment agreements which eliminates their participation in our Sealy Executive Severance Benefit Plan and our Executive Severance Plan.

Impact of Tax, Accounting and Regulatory Considerations on Compensation Programs

        Section 162(m) of the Internal Revenue Code generally allows a deduction to publicly traded companies for certain qualifying performance based compensation. Section 162(m) disallows a deduction to the extent certain non-performance based compensation over $1 million paid to the chief executive officer or any of the four other most highly compensated executive officers. Sealy believes its Bonus Plan is exempt from Section 162(m) until its 2010 annual stockholder's meeting under relief provided to companies that become publicly held in connection with an initial public offering. In addition, Sealy believes the Bonus Plan satisfies the requirements for exemption under Internal Revenue Code Section 162(m) as a performance based plan.

        To maintain flexibility in compensating executive officers in a manner consistent with its goals, the Compensation Committee has not adopted a policy that all compensation must be deductible. The Compensation Committee will continue to monitor this matter.

        As described earlier, the Company amended its 2004 Stock Option Plan to modify how the fair market value of the stock was determined in establishing the exercise price of option grants. Although the use of a multi-day average stock price was consistent with tax-related requirements and did not have a material impact on the accounting expense related to such grants, the change was made to conform to typical practices of other publicly traded companies. Also, the modification to the Plan was made in recognition of the new proxy disclosure requirements regarding the grant of stock options with an exercise price that differed from the closing stock price on the date of grant.

Report of the Compensation Committee

        The Compensation Committee has reviewed and discussed with the Company's management the Compensation Discussion and Analysis set forth above. Based on the review and discussions noted above, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in the Company's Proxy Statement and incorporated by reference in the Company's Annual Report on Form 10-K for the fiscal year ended November 30, 2008.

Compensation Committee Members
James W. Johnston, Chairman
Brian F. Carroll
Scott M. Stuart

 Executive Compensation Tables and Supporting Information

Summary Compensation Table

        The following table summarizes the compensation for the 2008 fiscal year of the Company's President & Chief Executive Officer, Lawrence J. Rogers; Chief Financial Officer, Jeffrey C. Ackerman; and the next three most highly compensated executive officers who were serving at the end of the Company's 2008 fiscal year (based on the amount shown in the "Total Compensation" column), plus the Company's Former Chairman, President & Chief Executive Officer, David J. McIlquham and the Company's former Senior Vice President, Human Resources, Jeffrey C. Claypool, who would have been included had he been an executive officer at the end of our fiscal year. These individuals are referred to in this proxy statement as the "Named Executive Officers".

Officer Name & Position	Fiscal Year	Salary ($)	Bonus ($)		Stock Awards ($)(1)	Option Awards ($)(2)	Non- Equity Incentive Plan Comp.($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings	All Other Compensation ($)(3)		Total Compensation ($)
David J. McIlquham	2008	204,656	—			907,180	—	—	1,051,684	(5)	2,163,520
Former Chairman,	2007	681,413	151,503	(6)		320,182	—	—	20,498		1,173,596
President & CEO(4)
Lawrence J. Rogers	2008	520,695	7,000	(7)	222,222	417,149	—	—	20,961		1,188,027
President and Chief	2007	363,296	57,024	(6)	—	424,597	26,106	—	19,521		890,544
Executive Officer(4)
Jeffrey C. Ackerman	2008	340,000	17,500	(7)	—	434,422	—	—	18,100		810,022
Executive VP & CFO	2007	318,864	42,472	(6)	—	567,937	—	—	18,004		947,277
G. Michael Hofmann	2008	300,000	—		—	73,518	—	—	16,860		390,378
Executive VP	2007	298,562	17,392	(6)	—	64,755	66,756	—	16,860		464,325
Operations
North America
Philip R. Dobbs	2008	315,583	—		—	18,209	—	—	17,621		351,413
Former Senior VP	2007	311,732	50,609	(6)	—	9,281	109	—	17,596		389,327
Marketing(8)
Kenneth L. Walker	2008	256,212	—		—	91,196	—	—	14,258		361,666
Senior VP & General	2007	252,145	29,411	(6)	—	81,821	—	—	14,233		377,610
Counsel
Jeffrey C. Claypool	2008	242,962	—		—	203,368	—	—	489,911	(10)	936,259
Former Senior VP	2007	274,282	31,995	(6)	—	25,035	—	—	15,481		346,793
Human Resources(9)

(1)
Expense recognition under FAS 123R for financial statement reporting purposes (excluding estimates of forfeitures) for the indicated fiscal year for all stock restricted awards granted during the applicable fiscal year. The valuation of these restricted stock awards is based on the closing price of the Company's common stock on the New York Stock Exchange as of the date of grant. Refer to Footnote 3 to Sealy's Consolidated Financial Statements contained in Sealy's Form 10-K for the fiscal year ended November 30, 2008.

(2)
Expense recognition under FAS 123R for financial statement reporting purposes (excluding estimates of forfeitures) for the indicated fiscal year for all stock option awards granted during the applicable fiscal year or granted in prior fiscal years. The basis and assumptions for the valuation of these options is set out in Footnote 3 to Sealy's Consolidated Financial Statements contained in Sealy's Form 10-K for the fiscal year ended November 30, 2008. The expense related to Mr. McIlquham and Mr. Claypool also includes additional compensation expense related to the modification of the terms of their stock option awards in fiscal 2008 as required by FAS 123R.

(3)
For each individual, except Mr. McIlquham in 2008, the amount includes an $11,250 contribution under the Sealy Profit Sharing Plan, as well as the company's contribution under the Sealy Benefit Equalization Plan, and the company paid premiums for company provided life and disability insurance coverage for the individual. The components of the 2008 amounts for Mr. McIlquham and Mr. Claypool are set out respectively in footnotes 4 and 9 below.

(4)
Mr. McIlquham resigned as a Director, Chairman, President and CEO and left the Company on March 12, 2008. Mr. Rogers was named Interim CEO on March 13, 2008 and President and CEO on July 22, 2008. Mr. Rogers did not serve as CEO during the year 2007

(5)
Mr. McIlquham's All Other Compensation for 2008 is comprised of the following items:

$947	Pre-termination Company provided insurance for Life; Accident, Death & Disability; and Long Term Disability
$10,441	Pre-termination Company provided travel benefit related to employee performance awards
$3,570	Severance—Medical benefits during fiscal year 2008
$25,000	Severance—Outplacement Services
$58,388	Severance—Pay in lieu of notice period per employment agreement
$53,896	Severance—Unused 2008 Vacation per employment agreement
$55,742	Severance—Compensation for options that would have vested during notice period
$496,294	Severance—Salary continuation per employment agreement during fiscal year 2008
$347,406	Severance—Bonus at target per employment agreement for eight and one-half months of fiscal year 2008

$1,051,684	Total
(6)
In May 2007 the company reorganized its domestic sales force and its operating regions. To insure focus on implementation and execution of business objectives, the Compensation Committee approved a discretionary bonus payment of up to two thirds of second half fiscal year 2007 targets for affected domestic units. Mr. Roger's 2007 Bonus also includes a $12,000 Chairman's award made during fiscal 2007 by the company's former Chairman. The company's Chairman's Award Program is intended to recognize employees whose efforts significantly exceed the normal requirements of their position.

(7)
Chairman's Award made by the company's former Chairman. The company's Chairman's Award Program is intended to recognize employees whose efforts significantly exceed the normal requirements of their position.

(8)
Mr. Dobbs left the Company on January 31, 2009.

(9)
Mr. Claypool left the Company on October 15, 2008.

(10)
Mr. Claypool's All Other Compensation for 2008 is comprised of the following items:

$1,566	Pre-termination Company provided insurance for Life; Accident, Death & Disability; and Long Term Disability
$2,464	Pre-termination Benefit Equalization Contribution
$11,250	Pre-termination Profit Sharing Contribution
$224	Severance—Continuation of insurance for Life; Accident, Death & Disability; and Long Term Disability
$630	Severance—Continuation of medical insurance coverage for fiscal year 2008
$13,884	Severance—Unused 2008 Vacation per employment agreement
$277,671	Severance—One year of salary per employment agreement
$182,222	Severance—22.5 months of bonus at target per employment agreement

$489,911	Total

 Grant Plan-Based Awards Table

        The following table sets forth certain information regarding awards for fiscal year 2008 under the Company's Bonus Plan, 2004 Stock Option Plan Revised, and Amended and Restated Equity Plan for Key Employees of Sealy Corporation and its Subsidiaries. These plans are described more fully under "Executive Compensation Discussion and Analysis" above.

		Estimated Future Payouts Under Non-Equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock or Units (#)	All Other Option Awards: Number of Securities Underlying Options (#)(2)
										Exercise Or Base Price of Option Awards ($/Share)(6)	Grant Date Fair Value of Stock and Option Awards ($)(2)(7)
Officer Name	Grant Date	Threshold ($)(1)	Target ($)(1)	Max ($)(1)	Threshold (#)(2)(3)	Target (#)(2)(4)	Max (#)(2)(5)
David C. McIlquham	1/11/2008	$0	$490,455	$980,910
	3/3/2008								145,000	$8.95	$429,200
	3/3/2008				48,333	48,333	48,334			$8.95	$429,200
Lawrence J. Rogers	1/11/2008	$0	$282,183	$564,366
	11/23/2008								125,000	$2.18	$147,500
	7/22/2008								300,000	$6.85	$927,000
	7/22/2008							291,971			$2,000,001
	3/3/2008								42,500	$8.95	$125,800
	3/3/2008				14,166	14,167	14,167			$8.95	$125,800
Jeffrey C. Ackerman	1/11/2008	$0	$161,692	$323,384
	11/23/2008								240,000	$2.18	$283,200
	3/3/2008								40,000	$8.95	$118,400
	3/3/2008				13,333	13,333	13,334			$8.95	$118,400
G. Michael Hofmann	1/11/2008	$0	$105,000	$210,000
	11/23/2008								120,000	$2.18	$140,400
	3/3/2008								25,000	$8.95	$73,250
	3/3/2008				8,333	8,333	8,334			$8.95	$73,500
Philip R. Dobbs	1/11/2008	$0	$110,454	$220,908
	11/23/2008								60,000	$2.18	$70,200
	3/3/2008								12,500	$8.95	$36,625
	3/3/2008				4,166	4,167	4,167			$8.95	$36,750
Kenneth L. Walker	1/11/2008	$0	$89,674	$179,348
	11/23/2008								60,000	$2.18	$70,200
	3/3/2008								12,500	$8.95	$36,625
	3/3/2008				4,166	4,167	4,167			$8.95	$36,750
Jeffrey C. Claypool	1/11/2008	$0	$97,185	$194,370
	3/3/2008								12,500	$8.95	$36,625
	3/3/2008				4,166	4,167	4,167			$8.95	$36,750

(1)
The fiscal year 2008 bonus threshold amount was not met and therefore no payments will be made for these Non-equity Incentive Plan Awards.

(2)
Since Messrs. McIlquham, Dobbs and Claypool have left the Company, they will receive no payout for their Equity Incentive Plan Awards or their stock options awards hereunder.

(3)
These options vest if the Company achieves $223 million in adjusted EBITDA in fiscal 2008, 2009 or 2010.

(4)
These options vest if the Company achieves $245 million in adjusted EBITDA in fiscal 2008, 2009 or 2010.

(5)
These options vest if the Company achieves $270 million in adjusted EBITDA in fiscal 2008, 2009 or 2010.

(6)
The exercise price is the closing price of Sealy common stock on the date of grant as reported on the New York Stock Exchange.

(7)
Based on FAS 123R fair value at the time of grant (excluding estimates of forfeitures). The basis and assumptions for valuing these options is set out in Footnote 3 to Sealy's Consolidated Financial Statements contained in Sealy's Form 10-K for the fiscal year ended November 30, 2008.

 Outstanding Equity Awards at 2008 Fiscal Year End Table

        The following table reflects outstanding vested and unvested stock options held by the Named Executive Officers as of the end of fiscal year 2008. The table also reflects the fact that the only Named Executive Officer holding restricted stock as of the end of fiscal year 2008 was Mr. Rogers.

	Option Awards							Stock Awards
Officer Name	Number of Securities Underlying Options Exercisable (#)	Number of Securities Underlying Unexercised Options (#)(1)		Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)		Options Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)(2)	Market Value of Shares of Units That Have Not Vested ($)(2)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have not Yet Vested Awards ($)
David J. McIlquham	278,304	—	(3)	—		$1.90	3/12/2010
	1,154,940	—	(3)	—		$5.79	3/12/2010
	1,186,243	—	(3)	—		$5.79	3/12/2010
Lawrence J. Rogers	—	—		—		—	—	291,971	$878,833
	149,132	—		—		$0.20	4/6/2014
	147,118	13,381	(4)	—		$5.79	7/20/2014
	112,329	74,887	(5)	—		$5.79	7/20/2014
	16,388	15,332	(6)	—		$16.00	4/6/2016
	5,189	4,855	(6)	—		$16.55	4/19/2016
	3,414	3,195	(4)	—		$16.55	7/18/2016
	82,429	46,591	(7)	—		$14.99	12/22/2016
	—	97,482	(5)	—		$14.99	12/22/2016
	9,444	33,056	(7)	—		$8.95	3/3/2015
	—	—		42,500	(8)	$8.95	3/3/2015
	—	300,000	(9)	—		$6.85	7/22/2015
	—	125,000	(10)	—		$2.18	11/23/2015
Jeffrey C. Ackerman	8,606	—		—		$16.00	4/6/2016
	60,524	50,763	(11)	—		$16.00	4/6/2016
	29,615	64,616	(5)	—		$16.00	4/6/2016
	16,703	8,687	(12)	—		$16.00	4/27/2016
	2,520	2,880	(6)	—		$16.00	7/18/2016
	55,681	31,472	(7)	—		$14.99	12/22/2016
	—	65,848	(5)	—		$14.99	12/22/2016
	8,888	31,112	(7)	—		$8.95	3/3/2015
	—	—		40,000	(8)	$8.95	3/3/2015
	—	240,000	(10)	—		$2.18	11/23/2015
G. Michael Hofmann	153,297	—		—		$1.90	4/6/2014
	93,479	8,503	(4)	—		$5.79	7/20/2014
	100,515	67,011	(5)	—		$5.79	7/20/2014
	14,011	13,108	(6)	—		$16.00	4/6/2016
	4,437	4,151	(6)	—		$16.55	4/19/2016
	2,919	2,731	(4)	—		$16.55	7/18/2016
	—	8,571	(5)	—		$14.99	12/22/2016
	7,301	4,128	(7)	—		$14.99	12/22/2016
	5,555	19,445	(7)	—		$8.95	3/3/2015
	—	—		25,000	(8)	$8.95	3/3/2015
	—	120,000	(10)	—		$2.18	11/23/2015

	Option Awards							Stock Awards
Officer Name	Number of Securities Underlying Options Exercisable (#)	Number of Securities Underlying Options Unexercisable (#)(1)		Equity Incentive Plan Awards: Number of Securities Underlying Unearned Awards (#)		Options Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Yet Vested (#)(2)	Market Value of Shares of Units That Have Not Yet Vested ($)(2)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have not Yet Vested Awards (#)(2)	Equity Incentive Plan Awards: Market or Payout of Unearned Shares, Units or Other Rights That Have not Yet Vested Awards ($)(2)
Philip R. Dobbs	98,510	38,947	(6)	—		$8.23	4/6/2015
	69,978	84,966	(5)	—		$8.23	4/6/2015
	3,725	3,486	(6)	—		$16.00	4/6/2016
	1,180	1,104	(6)	—		$16.55	4/19/2016
	776	726	(4)	—		$16.55	7/18/2016
	2,777	9,723	(7)	—		$8.95	3/3/2015
	—	—		12,500	(8)	$8.95	3/3/2015
	—	60,000	(10)	—		$2.18	11/23/2015
Kenneth L. Walker	184,601	—		—		$0.20	4/6/2014
	159,148	—		—		$1.58	4/6/2014
	39,787	—		—		$1.90	4/6/2014
	171,182	15,570	(4)	—		$5.79	7/20/2014
	164,815	109,877	(5)	—		$5.79	7/20/2014
	32,845	30,726	(6)	—		$16.00	4/6/2016
	10,400	9,730	(6)	—		$16.55	4/19/2016
	6,843	6,402	(4)	—		$16.55	7/18/2016
	2,777	9,723	(7)	—		$8.95	3/3/2015
	—	—		12,500	(8)	$8.95	3/3/2015
	—	60,000	(10)	—		$2.18	11/23/2015
Jeffrey C. Claypool	53,186	—		—		$0.20	4/6/2014
	103,589	—	(13)	—		$5.79	10/15/2010
	81,342	—	(13)	—		$5.79	10/15/2010

(1)
All options set forth in this table have a grant date that is ten years prior to the referenced expiration date, except for grants made with an exercise price of $8.95, $6.85 and $2.18 which have grant dates that are 7 years prior to the referenced expiration date.

(2)
Two-thirds of these restricted shares vest if Mr. Rogers remained a Company employee on July 22, 2010 and one-third if he is a Company employee on July 22, 2011. The value of these restricted shares was calculated based on the closing price of the Company's stock at the grant date.

(3)
Additional vesting under this grant stopped on March 12, 2008, 1,857,544 options were cancelled on March 12, 2008 and any vested options will expire on March 12, 2010.

(4)
Options vested 5% on date of grant; remainder vest ratably over 57 months.

(5)
Unvested options vest on eighth anniversary of their grant, if grantee is continuously employed by Sealy, its subsidiaries or its affiliates.

(6)
Options vest ratably over 60 months from grant date.

(7)
Options vest ratably over 36 months from grant date.

(8)
Two-thirds of the options conditionally vest if the company achieves management EBITDA of $245.0 million in fiscal year 2009; any portion of the options that remain unvested from 2009 would conditionally vest if the company achieves management EBITDA of $270.0 million in fiscal year 2010. Conditionally vested options fully vest if the option holder is employed through the end of fiscal year 2010 by the company, its subsidiaries or its affiliates.

(9)
Options vested 25% on each of the first four anniversaries of the grant date.

(10)
Options vested 1/3rd on each of the first three anniversaries of the grant date.

(11)
Options vest ratably over 57 months from grant date.

(12)
Options vested 25% on grant date: remainder vest ratably over 57 months from grant date.

(13)
Additional vesting under this grant stopped on October 15, 2008, 122,576 options were cancelled on October 15, 2008 and any vested options will expire on October 15, 2010.

 Option Exercises and Stock Vested in Fiscal Year 2008 Table

        The following table reflects information regarding stock option exercises by the Named Executive Officers during fiscal year 2008 and the fact that the Named Executive Officers have no restricted stock awards that vested in fiscal year 2008.

	Option Awards		Stock Awards
Officer Name	Number of Shares Acquired Upon Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired Upon Vesting (#)	Value of Shares Realized Upon Vesting ($)
David J. McIlquham	915,921	$5,191,228	—	—
Lawrence J. Rogers	—	—	—	—
Jeffrey C. Ackerman	—	—	—	—
G. Michael Hofmann	—	—	—	—
Philip R. Dobbs	—	—	—	—
Kenneth L. Walker	—	—	—	—
Jeffery C. Claypool	—	—	—	—

Pension Benefits Table

        No table is included for defined benefit pension or similar plans, since none of the Named Executive Officers are covered by such a plan.

Nonqualified Deferred Compensation for Fiscal Year 2008 Table

        The following table reflects contributions, earnings, withdrawals and end-of-year balances under nonqualified deferred compensations plans. The applicable plan is the Sealy Benefit Equalization Plan, which is more fully described under "Executive Benefits and Perquisites" above.

Name	Executive Contributions In Last FY ($)	Registrant Contributions In Last FY ($)(1)	Aggregate Earnings in Last FY ($)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last FY ($)
David J. McIlquham	$0	$0	$(2,452)	$87,498	$0
Lawrence J. Rogers	$0	$7,000	$3,230	$0	$75,286
Jeffrey C. Ackerman	$0	$4,693	$(2,123)	$0	$2,820
G. Michael Hofmann	$0	$3,678	$(1,683)	$0	$12,938
Philip R. Dobbs	$0	$4,337	$(1,020)	$0	$11,170
Kenneth L. Walker	$0	$1,357	$(11,253)	$0	$15,219
Jeffery C. Claypool	$0	$2,464	$(23,155)	$0	$23,678

(1)
Represents Registrant Contribution for the 2008 Plan Year to be allocated to executive's accounts in 2009. In 2008 the following amounts were allocated to the accounts of the Named Executive Officers for the 2007 Plan Year: Mr. McIlquham, $6,250; Mr. Rogers, $6,250; Mr. Ackerman, $4,943; Mr. Hofmann, $3,928; Mr. Dobbs, $4,587; Mr. Walker $1,607; and Mr. Claypool, $2,714.

Potential Payments upon Termination or Change in Control

        Termination Without Cause or Resignation For Good Reason.    Each of our Named Executive Officers has an employment agreement with a perpetual one-year term, except for the Chief Executive Officer whose agreement has a perpetual two-year term. The employment agreements specify minimum salaries and annual bonus opportunities. For purposes of the employment agreements the following result in "Cause" or "Good Reason":

        "Cause" exists if the employee:

  •
  Commits a felony;

  •
  Materially breaches or defaults on the employment agreement; or

  •
  Either grossly negligently or willfully causes material economic harm to Sealy or materially adversely effects Sealy's operations, property or business.

        "Good Reason" exists if any of the following occurs:

  •
  Reduction in the employee's salary;

  •
  Material reduction in the employee's position, authority or office;

  •
  Material reduction in the employee's responsibilities or duties;

  •
  Material adverse change in the employee's benefits;

  •
  Requiring a relocation of more than 25 miles;

  •
  Material breach of the employment agreement by Sealy; and

  •
  If a purchaser of substantially all of Sealy's assets does not assume the employment agreement.

        The timing and benefits provided by the employment agreement differ based on the reason for the termination as follows:

  •
  Termination by Sealy for "Cause" or upon employee's death or permanent disability

  •
  Immediate termination

  •
  No benefit under employment agreement

  •
  Resignation for "Without Good Reason"

  •
  Thirty days notice of resignation

  •
  No benefit under employment agreement

  •
  Resignation by the employee for "Good Reason"

  •
  Immediately upon Notice

  •
  Benefits under employment agreement described below

  •
  Termination by Sealy "Without Cause"

  •
  Thirty days notice of termination

  •
  Benefits under employment agreement described below

        In the event of a resignation for "Good Reason" or a termination "Without Cause" involving an employee with an employment agreement, the employee will be entitled for one year thereafter (two years in the case of Mr. Rogers or Mr. McIlquham) to:

  •
  Continue to receive his annual base salary (at the highest rate in effect during the past year);

  •
  Participate in our annual bonus plan;

  •
  Receive benefits, including medical, dental and life insurance which would otherwise be available to him during his employment; and

  •
  Receive up to one year of outplacement services from a nationally recognized executive outplacement firm.

        Under his employment agreement, Mr. Walker would receive his salary and bonus continuation in a lump sum payable within thirty days of his termination of employment with Sealy. Mr. Rogers gave up his lump sum rights when he became our Chief Executive Officer. None of our other current employment contracts provide for a lump sum payment instead of salary and bonus continuation.

        These agreements also contain confidentiality and non-competition covenants and other terms and conditions customary to executive employment agreements.

        The following table provides the value of the benefits each of the Named Executive Officers would have received if their employment had been terminated on the last day of fiscal year 2008 and such termination was either a termination by Sealy "Without Cause" or a resignation by the employee "For Good Reason." The actual amount of termination benefits can only be determined at the time of the executive's separation from Sealy. Further, the Compensation Committee retains discretion to provide additional benefits to senior executives upon termination or resignation if it determines the circumstances so warrant. In the cases of Mr. McIlquham and Mr. Claypool the amounts shown below are the actual amounts based on their terminations without cause or for good reason on March 12, 2008 and October 15, 2008, respectively.

TERMINATION WITHOUT CAUSE OR RESIGNATION FOR GOOD REASON

	McIlquham	Rogers	Ackerman	Hofmann	Dobbs	Walker	Claypool
Salary Continuation	$1,401,300	$1,400,000	$360,000	$300,000	$315,583	$256,212	$277,671
Bonus	$980,910	$1,400,000	$198,000	$105,000	$110,454	$89,674	$182,222
Earned Vacation	$53,896	$32,308	$18,000	$7,308	$13,352	$10,840	$13,884
Notice Period Pay	$58,388	$0	$0	$0	$0	$0	$0
Notice Period Vesting(1)	$55,742	$0	$0	$0	$0	$0	$0

TOTAL CASH	$2,550,236	$2,832,308	$576,000	$412,308	$439,389	$356,726	$473,777
Health Coverage	$11,785	$12,720	$6,360	$6,360	$6,360	$6,360	$6,195
Life Insurance	$4,010	$3,840	$1,037	$864	$910	$739	$813
Disability Insurance	$2,176	$2,176	$0	$0	$0	$820	$889
Outplacement	$25,000	$40,000	$8,500	$8,500	$8,500	$8,500	$0
TOTAL BENEFITS	$42,971	$58,736	$15,897	$15,724	$15,770	$16,419	$7,897

TOTAL	$2,593,207	$2,891,044	$591,897	$428,032	$455,159	$373,145	$481,674

(1)
By agreement, the Company paid Mr. McIlquham the value of his stock options that would have vested during the termination notice period, if he had worked during that period. The value was based on the difference between the option exercise price and the stock price on Mr. McIlquham's employment termination date.

        Termination Resulting from Death or Permanent Disability.    In the event of a termination of an employee's employment by reason of death or permanent disability, all the employee's unvested Sealy stock options will become immediately exercisable. The following table quantifies for each of the Named Executive Officers the value of his unvested options and restricted stock units that would have vested if his employment had terminated on the last day of fiscal year 2008 as a result of his death or permanent disability. The amounts for acceleration of stock options are based on the difference between the vesting options' exercise price and the closing share price for Sealy shares at the end of fiscal year 2008. The table does not list Mr. McIlquham and Mr. Claypool since their employment terminated prior to the end of the year and there would have been no benefits from death or permanent disability on the last day of fiscal year 2008.

TERMINATION RESULTING FROM DEATH OR PERMANANT DISABILITY

	Rogers	Ackerman	Hofmann	Dobbs	Walker
Value of Accelerated Option Vesting	$103,750	$199,200	$99,600	$49,800	$49,800
Value of Accelerated Restricted Stock Vesting(1)	$439,416	—	—	—	—
Value of all Accelerated Options and Restricted StockVesting	$543,166	$199,200	$99,600	$49,800	$49,800

(1)
Based on the fiscal 2008 year-end NYSE closing price for Sealy shares of $3.01 per share.

        Change in Control Benefits.    Under Sealy's stock option grant agreements, upon a change in control at Sealy all unvested time-based stock options will fully vest and unvested performance-based options will fully vest if certain Sealy performance targets have been achieved by Sealy or a certain predetermined level of return has been achieved by Sealy's major shareholder ("KKR"). Those option agreements define a change of control of Sealy as (i) a sale resulting in more than 50% of the voting stock of the Sealy being held by a person or group that does not include KKR or its affiliates; (ii) the sale of all or substantially all of the assets of Sealy to an entity unrelated to KKR ("Unaffiliated Entity"); or (iii) a merger, consolidation, recapitalization or reorganization of Sealy with or into an Unaffiliated Entity; in each case if and only if as the result of any of the foregoing events KKR loses the ability without the approval of the Unaffiliated Entity, to elect a majority of the Board (or the board of directors of the resulting entity or its parent company). The single trigger for option vesting upon a change in control has been an element of Sealy's employee stock option agreements for many years. The Company is currently a controlled company, and has been a controlled company for many years and the trigger is consistent with the trigger for payments included in the stock option plans of many other controlled companies, including companies controlled by KKR. We believe that reasonable change in control benefits are appropriate to protect an employee against some circumstances over which he or she does not have control and as consideration for the promises of non-competition, non-solicitation and non-interference that we require in our employment agreements. Furthermore, we believe change in control severance payments align employee and shareholder interests by enabling employees to evaluate a transaction in the best interest of our shareholders and our constituents without undue concern over whether the transaction may jeopardize the employee's own employment. The following table quantifies for each of the Named Executive Officers the value of his unvested options that would have vested if such a change in control had occurred on the last day of fiscal year 2008. These amounts are based on the difference between the vesting options' exercise price and the closing share price for Sealy shares at the end of fiscal year 2008. This table also assumes that KKR's level of return to fully vest the performance options would have been achieved in the change in control. The table does not list Mr. McIlquham and Mr. Claypool since their employment terminated prior to the end of the year and there would have been no benefits from a change in control at Sealy on the last day of fiscal year 2008.

 BENEFITS TRIGGERED BY CHANGE OF CONTROL

	Rogers	Ackerman	Hofmann	Dobbs	Walker
Value of Accelerated Time Option Vesting	$103,750	$199,200	$99,600	$49,800	$49,800
Value of Accelerated Performance Option Vesting	—	—	—	—	—
Value of Accelerated Restricted Stock Vesting(1)	$878,833	—	—	—	—
Value of all Accelerated Options and Restricted Stock Vesting	$982,583	$199,200	$99,600	$49,800	$49,800

(1)
Based on the fiscal 2008 year-end NYSE closing price for Sealy shares of $3.01 per share.

BENEFICIAL OWNERSHIP OF COMMON STOCK

        The following table provides information regarding the beneficial ownership of our common stock as of March 16, 2009 by:

  •
  each person who is known by us to beneficially own more than 5% of each class of our common stock;

  •
  our Named Executive Officers;

  •
  each of our directors; and

  •
  all directors and executive officers as a group.

        A person is a "beneficial owner" of a security if that person has or shares "voting power," which includes the power to vote or to direct the voting of the security, or "investment power," which includes the power to dispose of or to direct the disposition of the security. Unless otherwise noted in the footnotes to the following table, the persons named in the table have sole voting and investment power with respect to their beneficially owned common stock. A person is also deemed to be a beneficial owner of any securities that person has a right to acquire within 60 days. The percentage of outstanding shares is based on the shares of common stock outstanding as of March 16, 20^09. Shares subject to option grants that have vested or will vest within 60 days are deemed outstanding for calculating the percentage ownership of the person holding the options, but are not deemed outstanding for calculating the percentage ownership of any other person.

        Unless otherwise indicated, the address of each person named in the table below is c/o Sealy Corporation, One Office Parkway Trinity, North Carolina 27370.

 SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

Name of Beneficial Owner	Beneficial Ownership of Common Shares		Options Exercisable within 60 days(1)	Percent of Class
5% Stockholder
KKR Millenium GP LLC(2)	46,625,921		—	50.6%
Franklin Resources, Inc.(3)	4,957,845		—	5.4%
BART Partners, LLC(4)	4,635,989		—	5.1%
Directors and Executive Officers
Brian F. Carroll(2)(5)	46,625,921		—	50.6%
James W. Johnston(5)	5,198		—	*
Gary E. Morin	5,000		—	*
Dean B. Nelson(2)(5)	46,625,921		—	*
Paul Norris(5)	—		—	*
Richard Roedel(5)	—		—	*
Scott M. Stuart(5)	—		—	*
Jeffrey C. Ackerman	7,250		215,142	*
Jeffrey C. Claypool	25,000		238,117	*
Philip R. Dobbs	12,993		173.070	*
G. Michael Hofmann	13,643		399,669	*
Lawrence J. Rogers	229,215	(6)	568,386	*
David J. McIlquham	75,264		2,619,487	2.8%
Kenneth L. Walker	21,017		799,190	*
All directors and executive officers as a group (13 persons)(7)	46,980,992		2,178,468	52.14%

*
Less than 1%.

(1)
Shares of our common stock underlying stock options held by these individuals that are exercisable within 60 days of March 16, 2009.

(2)
Shares shown as beneficially owned by KKR Millennium GP LLC reflect shares of common stock owned of record by KKR Millennium Fund L.P., through its investment vehicle, Sealy Holding LLC. KKR Millennium GP LLC is the general partner of KKR Associates Millennium L.P., which is the general partner of the KKR Millennium Fund L.P. Messrs. Henry R. Kravis, George R. Roberts, James H. Greene, Jr., Paul E. Raether, Michael W. Michelson, Perry Golkin, Johannes P. Huth, Todd A. Fisher, Alexander Navab, Marc S. Lipschultz, Reinhard Gorenflos, Jacques Garaialde, Michael M. Calbert and Scott C. Nuttall, as members of KKR Millennium GP LLC, may be deemed to share beneficial ownership of any shares beneficially owned by KKR Millennium GP LLC, but disclaim such beneficial ownership. Mr. Carroll and Mr. Nelson are each a director of Sealy Corporation and a member of KKR. They each disclaim beneficial ownership of any Sealy Corporation shares beneficially owned by KKR. For a description of material relationships between KKR and us over the last three years, see "Certain Relationships and Related Party Transactions." The address of KKR Millennium GP LLC and each individual listed above is c/o Kohlberg Kravis Roberts & Co. L.P., 9 West 57th Street, New York, New York 10019.

(3)
Based solely on a Schedule 13G filed on February 9, 2009 by this beneficial owner, shares shown as beneficially owned by Franklin Templeton Investment Corp., a Canadian corporation, reflect shares of common stock owned by it over which it holds sole power to vote and sole power to dispose; Franklin Resources Inc., a Delaware corporation, which serves as an investment manager for Franklin Templeton Investment Corp., as well as Charles B. Johnson and Rupert H. Johnson,

  Jr., who are the principal shareholders of Franklin Resources Inc., may each be deemed to share beneficial ownership of any shares beneficially owned by Franklin Templeton Investment Corp, but each disclaims such beneficial ownership. The address for Franklin Templeton Investment Corp. is 200 King street West, Suite 1500, Toronto, Ontario, Canada M5H3T4, and the address for Franklin Resources Inc. and Messrs. Johnson and Johnson is One Franklin Parkway, San Mateo, California 94403-1906.

(4)
Based solely on a Schedule 13G filed on March 18, 2009 by this beneficial owner, shares shown as beneficially owned by BART Partners, LLC, a limited liability company organized under the laws of the State of Delaware, reflects shares of common stock owned by it over which it holds sole power to vote and sole power to dispose. The address of BART Partners, LLC is 199 Fremont Street, Suite 2500 San Francisco, California 94105-2261.

(5)
Sealy non-employee directors on March 1, 2009 held a total of 157,013 Sealy share units as a result of deferring all or a portion of their director fees under the Sealy Director's Deferred Compensation Plan. The growth of these units is tied directly to the growth in value of Sealy's shares. After a director leaves Sealy's board of directors, these units may ultimately be paid at the Company's election in Sealy shares or the then cash equivalent thereof. As of March 1, 2009, the following directors held the indicated number of Sealy share units: Mr. Carroll—30,881, Mr. Johnston—21,800, Mr. Nelson—27,119, Mr. Norris—19,667, Mr. Roedel—27,373, and Mr. Stuart—26,940.

(6)
Includes 291,971 restricted shares granted to Mr. Rogers in July 2008.

(7)
Sealy's executive officers as of March 1, 2009 consisted of Messrs. Rogers, Ackerman, Hofmann, Bachicha, Dabiero and Walker.

Section 16(a) Beneficial Ownership Reporting Compliance

        Section 16(a) of the Exchange Act requires our officers and directors and persons who beneficially own more than 10% of our outstanding common stock to file reports of beneficial ownership with the SEC and to furnish us with copies of the reports. Based solely on a review of Forms 3, 4 and 5 and amendments thereto furnished to us during our fiscal year ended November 30, 2008, except as noted below the only persons who failed to file on a timely basis reports required by Section 16(a) of the Exchange Act were Messrs. Walker, Claypool, Ackerman, Bachicha, Dobbs and Hofmann who each filed in a not timely manner in August 2008 a Form 4 relating to a stock option grant in March 2008.

        In addition, Mr. Marc C. Cohodes, failed to filed in a timely manner in February 2009 two Form 3 and two Forms 4 relating to transactions in our securities on March 28, 2008 through May 16, 2008, during which period Mr. Cohotes beneficially ownerd more than 10% of our common stock. Mr. Cohodes in February 2009 also tendered a check to us in the amount of $1,997.45 to disgorge what he believes is the maximum amount of short swing profits that he could be required to disgorge to us as provided by, and calculated pursuant to, section 16(b) of the Securities Exchange Act of 1934, as amended.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

Stockholders Agreements

With Rollover Stockholders

        In connection with Sealy's April 6, 2004 recapitalization, we entered into a stockholders agreement with KKR and the shareholders who rolled over their stock in the Company at that time ("Rollover Stockholders") that governs the terms and conditions upon which the Rollover Stockholders may transfer their shares of common stock, in addition to other stockholding matters. Under the terms of those agreements, when at least 35% of Sealy's common stock became tradable on the NYSE in April 2007, those agreements terminated except for certain piggy-back rights.

        Under the stockholders agreement, until April 7, 2009, any proposed transfers of Sealy's common stock by a Rollover Stockholder (other than those to affiliates or effected pursuant to the "tag-along" or "drag-along" rights discussed below) were subject to a right of first refusal by KKR. If we were to sell or issue to KKR or its affiliates shares of common stock, securities convertible into or exchangeable for common stock or options warrants or other rights to acquire common stock, the Rollover Stockholders were allowed to participate on a proportionate basis.

        The stockholders agreements granted to the Rollover Stockholders "tag-along" rights, and to KKR, "drag-along" rights, in each case in connection with transfers by KKR of its shares of our common stock. In connection with such transfers, a Rollover Stockholder could sell concurrently with KKR, upon notice to KKR and on terms no less favorable than those granted to KKR, a certain number of shares calculated based upon the amount of shares proposed to be sold by KKR and the percentage of shares held by such Rollover Stockholder relative to the total number of shares held by the Rollover Stockholders, KKR and other persons entitled to "tag-along" rights in such transfer, collectively. Similarly, in the event KKR decided to transfer more than 50% of its shares to a non-affiliate, the Rollover Stockholders would have been required to sell, on the same terms and conditions as KKR, a proportionate number of shares held by them.

        Under the stockholders agreement, the Rollover Stockholders were also granted "piggyback" registration rights in connection with registered resales by KKR of our common stock. Certain minority investors transferred shares of our stock to members of such minority investors who agreed, pursuant to a joinder agreement executed in September 2004, to be bound by the terms of the stockholders agreement.

With Institutional Investors

        In connection with our issuance and sale of PIK notes and common stock to institutional investors on July 16, 2004, we entered into a stockholders aAgreement with KKR and The Northwestern Mutual Life Insurance Company, Teachers Insurance and Annuity Association of America and Sealy Paterson LLC, which we refer to collectively as the Minority Investors. Under this agreement, the Minority Investors were granted certain "tag-along" and "drag-along" rights with respect to private sales of our shares by KKR. The Minority Investors were also granted "piggy-back" registration rights with respect to any proposed public offering of our shares that includes shares held by KKR. Under the terms of those agreements, when at least 35% of Sealy's common stock became tradable on the NYSE in April 2007, those agreements also terminated except for certain piggy-back rights.

Registration Rights Agreement

        In connection with the Sealy's April 6, 2004 recapitalization, we entered into a registration rights agreement with Sealy Holding LLC, a KKR controlled entity, pursuant to which KKR (through Sealy Holding LLC, and KKR's transferees, to the extent they agree to be bound by the agreement) will have the right to register its shares for sale with the SEC along with us in the event that we register common stock for sale to the public. In addition, the agreement also provides KKR with an unlimited number of demand registration rights at any time upon written request, subject to certain limitations. We are required to pay registration expenses in the event we register shares of common stock for sale to the public and in connection with the first six registrations undertaken pursuant to KKR's demand registration rights. To the extent any other holders of Class A common stock are granted registration rights more favorable than those of KKR under the agreement, the agreement will be deemed automatically amended to provide that KKR is granted similar rights.

Management Stockholder's Agreement

        In connection with Sealy's April 6, 2004 recapitalization, we allowed certain members of management (each, a "Member") to rollover options granted under its pre-existing stock option plan.

Concurrently with the rollover, each Member entered into a management stockholder's agreement and sale participation agreement (discussed below) which together allow for the issuance of new options under our 2004 stock option plan and set forth the restrictions and rights with respect to the transfer and sale of the Members' options and underlying shares. In entering into the management stockholder's agreement, each Member agreed to be bound by certain non-compete provisions during his or her employment and for eighteen months thereafter. Under the management stockholder's agreement, Members may not, absent a change of control of us, transfer any shares of common stock until April 7, 2009, except for the following:

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  certain transfers permitted upon the death or disability of the Member or upon termination of his or her employment;

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  sales pursuant to an effective registration statement where the Member has exercised its "piggy-back" registration rights granted under the management stockholder's agreement; and

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  "tag-along" or "drag-along" transfers completed pursuant to the sale participation agreement.

During 2006, Sealy's board of directors established a policy to allow certain terminated employees to sell in the public market Sealy shares that the former employee receives from exercising rollover options. The number of shares that may be so sold are limited to an amount sufficient to pay the exercise cost and taxes on the former employee's exercise of rollover options.

Sale Participation Agreement

        KKR (through Sealy Holding LLC) has entered into a sale participation agreement with each Member of management electing rollover options in connection with Sealy's April 6, 2004 recapitalization. The sale participation agreement grants to the Member or its estate or trust the right to participate in any sale for cash or other consideration of shares of common stock by KKR occurring prior April 7, 2009 of our common stock. The Member or its estate or trust will be able to sell the maximum number of shares of common stock owned by such stockholder or which can be acquired under exercisable options in an amount proportional to the number of shares being sold by KKR in relation to the number of shares it then owns. Similarly, in the event of a proposed sale of common stock by KKR, KKR may require the Member or its estate or trust to sell in such transaction up to the number of shares described above.

Transactions with KKR

        For the fiscal year ended November 30, 2008, we incurred costs of $3.0 million for services provided by or through KKR. These costs included $2.3 million in consulting services provided by KKR, $0.6 million for recruiting fees paid by KKR for Sealy and $0.1 million in excess insurance coverage paid by KKR for Sealy. We believe that the terms of these arrangements to date have been no less favorable to us than those that we could have obtained from unaffiliated third parties.

        In connection with the recapitalization, Sealy Mattress Company entered into a management services agreement with KKR pursuant to which KKR provides certain structuring, consulting and management advisory services to us. Pursuant to this agreement, KKR received a transaction fee of $25 million upon the closing of the Recapitalization and the right to receive an advisory fee of $2 million payable annually, such amount to increase by 5% per year. In fiscal 2005, we paid KKR approximately $2.1 million in advisory fees (exclusive of the $25 million transaction fee). In fiscal year 2006, we did not pay any advisory fees to KKR, but in April 2006, KKR and Sealy Mattress Company terminated the management services agreement for an aggregate consideration to KKR of $11.0 million. Under this agreement, we were required to indemnify KKR and its affiliates, directors, officers and representatives for losses relating to the services contemplated by the management services agreement and the engagement of KKR pursuant to, and the performance by KKR of the services contemplated by, the management services agreement. We believe that the terms of the management services agreement were no less favorable to Sealy Mattress Company than those that Sealy Mattress Company could have obtained from unaffiliated third parties.

Transactions with Capstone

        For the fiscal year ended November 30, 2008 we incurred costs of $0.4 million for consulting services provided by Capstone Consulting LLC., a consulting company that works exclusively with KKR portfolio companies. These services were related to various strategic, sales, finance and marketing initiatives. The chief executive officer of Capstone Consulting LLC, Dean B. Nelson, also serves on our board of directors. The ongoing provision to us of consulting services by Capstone remains at our discretion. We believe that the terms of these arrangements to date have been no less favorable to us than those that we could have obtained from unaffiliated third parties.

Review and Approval of Related Party Transactions

        Our Audit Committee reviews and approves all related party transactions.

OTHER MATTERS

Householding of Annual Meeting Materials

        Some banks, brokers and other nominee record holders may be participating in the practice of "householding" proxy statements and annual reports. This means that only one copy of our proxy statement and annual report may have been sent to multiple stockholders in your household. We will promptly deliver a separate copy of either document to you upon written or oral request to: Corporate Secretary, Sealy Corporation, One Office Parkway, Trinity, North Carolina 27370, telephone: (336) 861-3500. If you want to receive separate copies of the proxy statement or annual report in the future, or if you are receiving multiple copies and would like to receive only one copy per household, you should contact your bank, broker or other nominee record holder, or you may contact us at the above address and phone number.

We make available, free of charge on our website, all of our filings that are made electronically with the SEC, including Forms 10-K, 10-Q and 8-K. To access these filings, go to our website (www.sealy.com) and click on "Investor Relations" under the "About Sealy" heading. Copies of our Annual Report on Form 10-K for the year ended November 30, 2008, including financial statements and schedules thereto, filed with the SEC are also available without charge to stockholders upon written request addressed to: Corporate Secretary, Sealy Corporation, One Office Parkway, Trinity, North Carolina 27370.

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        It is important that your shares be represented at the Annual Meeting, regardless of the number of shares that you hold. YOU, THEREFORE, ARE URGED TO EXECUTE PROMPTLY AND RETURN THE ACCOMPANYING PROXY IN THE ENVELOPE THAT HAS BEEN ENCLOSED FOR YOUR CONVENIENCE. Stockholders who are present at the Annual Meeting may revoke their proxies and vote in person or, if they prefer, may abstain from voting in person and allow their proxies to be voted.

By order of the board of directors

Kenneth L. Walker Senior Vice President, General Counsel & Secretary

March 23, 2009
Trinity, North Carolina

PLEASE DATE, SIGN AND RETURN IN THE ENCLOSED ENVELOPE – NO POSTAGE NECESSARY VOTE BY TELEPHONE Have your proxy card available when you call our Toll-Free number 1-888-693-8683 using a touch-tone phone and follow the simple instructions to record your vote. VOTE BY INTERNET Have your proxy card available when you access the website www.cesvote.com and follow the simple instructions to record your vote. VOTE BY MAIL Please mark, sign and date your proxy card and return it in the postage-paid envelope provided or return it to: National City Bank, P.O. Box 535300, Pittsburgh, PA 15253. Vote by Telephone Call Toll-Free using a touch-tone telephone: 1-888-693-8683 Vote by Internet Access the website and cast your vote: www.cesvote.com Vote by Mail Return your proxy in the postage-paid envelope provided Vote 24 hours a day, 7 days a week. If you vote by telephone or over the Internet, do not mail your proxy card. Telephone and Internet votes must be received by 6:00 a.m. EDT on April 22, 2009 to be included in the final tabulation. SEALY CORPORATION This Proxy is Solicited on behalf of the Board of Directors The undersigned hereby appoints Jeffrey C. Ackerman and Kenneth L. Walker, and each of them, the attorneys and proxies of the undersigned with full power of substitution to vote, as indicated herein, all the Common Shares of Sealy Corporation held of record by the undersigned on March 16, 2009, at the Annual Meeting of Shareholders to be held on April 22, 2009, or any adjournment thereof, with all the powers the undersigned would possess if then and there personally present. Receipt of Notice of Annual Meeting of Shareholders and the related Proxy Statement dated March 23, 2009, is hereby acknowledged. Dated: , 2009 Signature Please sign as your name appears hereon. If shares are held jointly, all holders must sign. When signing as attorney, executor, administrator, trustee or guardian, please give your full title. If a corporation, please sign in full corporate name by president or other authorized officer. If a partnership, please sign in partnership name by authorized person. If voting by mail, this proxy card must be signed and dated below. Please fold and detach card at perforation before mailing. c/o National City Bank Shareholder Services Operations Locator 5352 P. O. Box 94509 Cleveland, OH 44101-4509

(Continued on reverse side) YOUR VOTE IS IMPORTANT If you do not vote by telephone or Internet, please sign and date this proxy card and return it promptly in the enclosed postage-paid envelope, or otherwise to National City Bank, P.O. Box 535300, Pittsburgh, PA 15253, so your shares will be represented at the Annual Meeting. If you vote by telephone or Internet, it is not necessary to return this proxy card. SEALY CORPORATION PROXY This proxy when properly exercised will be voted as specified by the shareholder. If no specifications are made, the proxy will be voted to elect the nominees described in item 1 and FOR proposal 2. 1. Election of Directors Nominees: (1) Andrew J. Bellas (2) Brian F. Carroll (3) James W. Johnston (4) Gary E. Morin (5) Dean B. Nelson (6) Paul J. Norris (7) Richard W. Roedel FOR all nominees listed above WITHHOLD AUTHORITY (except as marked to the contrary below). to vote for all nominees listed above. (Instructions: To withhold authority to vote for any individual nominee, write that nominee’s name in the space provided below.) 2. To ratify the selection of Deloitte & Touche LLP as the Company’s independent accountants for the Company’s fiscal year ending November 29, 2009. FOR AGAINST ABSTAIN 3. In their discretion, to vote upon such other business as may properly come before the meeting. FOLD AND DETACH HERE

QuickLinks

SEALY CORPORATION ONE OFFICE PARKWAY TRINITY, NORTH CAROLINA 27370
NOTICE OF ANNUAL MEETING OF STOCKHOLDERS To Be Held April 22, 2009
TABLE OF CONTENTS
PROXY STATEMENT For the Annual Meeting of Stockholders to be Held on April 22, 2009
GENERAL INFORMATION ABOUT SEALY'S ANNUAL MEETING
BOARD RECOMMENDATIONS AND APPROVAL REQUIREMENTS
OTHER MATTERS TO COME BEFORE THE ANNUAL MEETING
PROXIES AND VOTING PROCEDURES
PROPOSAL ONE ELECTION OF DIRECTORS
PROPOSAL TWO RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
OTHER MATTERS
CORPORATE GOVERNANCE AND RELATED MATTERS
Director Compensation Table
AUDIT COMMITTEE REPORT AND AUDITOR FEES
EXECUTIVE COMPENSATION
Executive Compensation Tables and Supporting Information Summary Compensation Table
Grant Plan-Based Awards Table
Outstanding Equity Awards at 2008 Fiscal Year End Table
Option Exercises and Stock Vested in Fiscal Year 2008 Table
Pension Benefits Table
Nonqualified Deferred Compensation for Fiscal Year 2008 Table
Potential Payments upon Termination or Change in Control
TERMINATION WITHOUT CAUSE OR RESIGNATION FOR GOOD REASON
TERMINATION RESULTING FROM DEATH OR PERMANANT DISABILITY
BENEFITS TRIGGERED BY CHANGE OF CONTROL
BENEFICIAL OWNERSHIP OF COMMON STOCK
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS
OTHER MATTERS